Exhibit 10.1

AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT

originally dated 28 October 2004, amended and restated on 28 October 2005, amended on 29 June

2006 and on 27 October 2006 and amended and restated on 30 April 2007

ING Belgium S.A.

as Purchaser and Transaction Administrator

Greif Coordination Center BVBA

as Seller

Greif Belgium BVBA

as Servicer

THIS AGREEMENT is dated 28 October 2004 and has been amended and restated by an Amendment and Restatement Agreement dated 28 October 2005,

Between:

1.	ING BELGIUM S.A., a corporation organised under the laws of Belgium, having its registered office at Avenue Marnix 24, 1000 Bruxelles, registered with the register of legal entities (RPM/RPR) under the number 0403200393 represented by Mr. Pim Wagnon (proxyholder) (the “Purchaser”)

2.	Greif Coordination Center BVBA (formerly known as “Van Leer Coordination Center B.V.B.A.”), a corporation organised under the laws of Belgium, having its registered office at Beukenlei 24, 2960 Brecht, registered with the register of legal entities (RPM/RPR) under the number 0438202052 represented by Mr. Michel Verholen (manager) (the “Seller”)

3.	Greif Belgium BVBA, a corporation organised under the laws of Belgium, having its registered office at Bollaarstraat 6, 2500 Lier, registered with the register of legal entities (RPM/RPR) under the number 0407237771, represented by Ms. Wanda van Engelen (proxyholder) (the “Servicer”)

4.	ING BELGIUM S.A., a corporation organised under the laws of Belgium, having its registered office at Avenue Marnix 24, 1000 Brussels, registered with the register of legal entities (RPM/RPR) under the number 0403200393 represented by Mr. Pim Wagnon (proxyholder) and acting in its capacity as agent for the Purchaser and any assignee thereof or sub-agent thereof (the “Transaction Administrator”)

WHEREAS

(A)	The Seller purchases trade receivables that meet certain eligibility criteria from Greif Belgium BVBA, Greif Germany GmbH, Greif Nederland BV, Greif UK Ltd, Greif Spain SA, Greif Portugal Lda., Greif Packaging Belgium NV and Blagden Packaging Spain S.A. under discounted receivables purchase agreements and from Greif France SAS and Greif Packaging France SAS under a factoring agreement in the course of its business.

(B)	The Seller and the Purchaser agree, upon the terms and subject to the conditions hereof that the Seller will on a daily basis or, in relation to trade receivables originated by Greif France SAS and Greif Packaging France SAS on a periodical basis, sell and assign to the Purchaser all these trade receivables (the “Programme”).

(C)	The Servicer has agreed, upon the terms and subject to the conditions of the Servicing Agreement (as defined below) to act as the agent of the Purchaser and for the benefit of and in accordance with the sole instructions of the Purchaser and/or the Transaction Administrator in connection with the collection of the Receivables assigned to the Purchaser in accordance with the terms hereof.

NOW IT IS HEREBY AGREED as follows:

Clause 1: Definitions

Under this Receivables Purchase Agreement, in addition to the terms defined in the recitals, the following terms shall have the following meaning, unless the context otherwise requires :

Acceleration shall have the meaning ascribed to such term in Clause 17.1.

Adverse Right means any charge, encumbrance, proprietary or security interest, right of retention, lien or privilege (“privlège”/“voorrecht”) or other right or claim in, over or on any person’s assets in favour of any other persons (other than the Originator with which the Obligor has entered into a contract of sale) (but excluding the rights of any Obligor in respect of the use or possession of goods in accordance with the sales contracts under which Purchased Receivables arise).

Agreement means this Receivables Purchase Agreement (with its Enclosures and Annexes) as it appears at all times, taking into account any amendments or changes that have been made thereto.

Amendment and Restatement Agreement means each of (i) the amendment and restatement agreement dated 28 October 2005 between the Purchaser, the Seller, the Servicer and the Transaction Administrator and (ii) the amendment and restatement agreement dated 30 April 2007 between the Purchaser, the Seller, the Servicer and the Transaction Administrator.

Available Amount has the meaning set out in Enclosure IV.

Backup Servicer means such person so designated from time to time in accordance with clause 7 of the Servicing Agreement.

Business Day means any Target Day (other than a Saturday or a Sunday) on which credit institutions are open for business in Belgium, Italy and France.

Calculation Date means each date which is two Business Days before a Settlement Date.

Cash Balancing Agreement means any of (i) the Cash Balancing Agreement EUR dated 13 September 2004 between Greif Coordination Center BVBA (as Master Account Holder) and Greif Belgium BVBA, Greif France SAS, Greif Spain S.A., Greif Germany GmbH, Greif UK Ltd and Greif Nederland BV (each as Participating Account Holder), the Purchaser (as Principal Bank) and ING Bank N.V., ING Bank Nederland and ING Bank France S.A. (as Affiliated Bank), (ii) the Cash Balancing Agreement GBP dated 13 September 2004 between Greif Coordination Center BVBA (as Master Account Holder) and Greif UK Ltd (as Participating Account Holder) and ING Belgium SA/NV (as Principal Bank) and ING Bank NV (as Affiliated Bank), (iii) the Cash Balancing Accession Agreement dated 30 November 2005 between, amongst others, Greif Coordination Center BVBA (as Master Account Holder), Greif Portugal Lda. (as Acceding Party) and the Purchaser (as Principal Bank), (iv) the Cash Balancing Accession Agreement dated 15 March 2007 between Greif Coordination Center BVBA (as Master Account Holder), Greif Packaging Belgium NV (as Acceding Party) and the Purchaser (as Principal Bank), (v) the Cash Balancing Accession Agreement with effect on 9 February 2007 between Greif Coordination Center BVBA (as Master Account Holder), Greif Packaging France SAS (as Acceding Party) and the Purchaser (as Principal Bank) and (vi) the Cash Balancing Accession Agreement with effect on 9 February 2007 between Greif Coordination Center BVBA (as Master Account Holder), Greif Packaging Spain S.A. (as Acceding Party) and the Purchaser (as Principal Bank).

Cash Deficiency means the balance of the Decrease of GIPP remaining outstanding after allocation of Available Amounts in accordance with Clause 11, as a result of the circumstance that insufficient Available Amounts are available in the Portfolio to allocate the Decrease of GIPP.

Charges has the meaning set out in Enclosure VI.

Collections means with respect to any Purchased Receivable, all cash proceeds, set off, other cash proceeds or other amounts received or recovered in respect thereof, including, without limitation, any payments made on any bill of exchange, promissory note or other negotiable instrument issued in respect of such Purchased Receivable to any holder thereof (whether or not issued in breach of any provisions of this Agreement), all cash proceeds from enforcement of security with respect to such Purchased Receivable, all recoveries of value added tax from any relevant tax authority relating to any Defaulted Receivable and all indemnities received pursuant to the Credit Insurance Contract.

Collection Period means, with respect to any Settlement Date, the Data Period immediately preceding such Settlement Date or, upon Acceleration or Termination Event, such period as the Transaction Administrator will designate.

Conical Obligor means each Obligor working in the food industry for the packaging of vegetables and fruit products and buying conical shaped steel drum.

Conical Season means the season starting in April of a calendar year and ending in March of the following calendar year.

Combined Portfolio means the aggregate of the Global Portfolio and the Italian Global Portfolio.

Compliance Certificate means the certificate substantially in the form of Enclosure VII.

Computer File means any of:

a)	the computer file, to be delivered, by no later than 12 a.m. on each Transmission Date and each Purchase Date, by the Seller to the Purchaser under which the Eligible Receivables for Purchase which are French Receivables are identified and individualised (designées et identifiées), without any ambiguity, for ownership purposes and comply with the Eligibility Criteria for Purchase; or

b)	the computer file to be delivered, (i) two Business Days before the date at which Purchased Receivables which are French Receivables are to be repurchased by the Seller to the Purchaser in accordance with Clauses 24.1 and 24.2 and (ii) on the corresponding repurchase date under which those French Receivables to be repurchased are identified and individualised (designées et identifiées), without any ambiguity, for ownership purposes in each case, containing the following information:

(i)	the name and address of each Obligor;

(ii)	the date and the number of each invoice;

(iii)	the Outstanding Nominal Value;

(iv)	the invoice payment date;

(v)	the VAT number for each French Receivable as mentioned on the invoice or any other reference used by the Seller that permits the easy identification of the Obligor of such French Receivable;

(vi)	an indication of any bill of exchange, promissory note (‘lettre de change’, ‘LCR’), letter of credit or any other means of payment issued in respect of any French Receivable;

(vii)	the face value of each French Receivable; and

(viii)	the aggregate value of all French Receivables listed in the relevant Computer File.

Conditions Precedent means the conditions precedent as set out in Clause 3.3 and/or Clause 3.4 (as applicable).

Confirmation of Transfer Deed means a confirmation of transfer deed, for the purposes, with the effects and in the form set out in Enclosure VIII of this Agreement, confirming the transfer in favour of the Purchaser of title, ownership and rights in respect of Spanish Receivables and all related security, which are purchased under this Agreement during the two preceding Data Periods.

Costs means the costs described in Enclosure VI.

Credit and Collection Policies means the credit and collection policies, including the responsibility matrices attached thereto as described in Enclosure V.

Credit Insurance Company means Coface Belgium.

Credit Insurance Contract means the existing insurance contract dated 29 June 2006 entered into by the Seller with the Insurance Company, as amended from time to time with the approval of the Purchaser/ Transaction Administrator.

Current Account has the meaning set out in Clause 12.1.

Cut-off Date means each day which is five Business Days before a Transmission Date.

Daily Sales Outstanding (D.S.O.) means :

(the Outstanding Nominal Value of the Global Portfolio on the last day of the relevant Data Period + the Outstanding Nominal Value of the Global Portfolio of the 2 previous months each time as existing on the last day of the relevant Data Period) * 90

__________________________________________________________________________________________________

(the Portfolio of the concerned Data Period + the Portfolio of the 2 previous Data Periods )*3

Data Period means, in relation to any Cut-off-Date, the period starting the day following the preceding Cut-off Date and ending on the following Cut-off Date.

Decrease of GIPP has the meaning set out in Enclosure IV.

Deemed Collections has the meaning ascribed to such term in Clause 12.2.

Defaulted Receivable shall have the meaning ascribed to such term in paragraph 2.4 of part 2 (Eligibility Criteria for Calculation of GIPP) of Enclosure I.

Default Reserve Rate has the meaning set out in Enclosure IV.

Default Reserve Floor has the meaning set out in Enclosure IV.

Deferred Purchase Price (“DPP”) means that portion of the Purchase Price of the Portfolio which is payable to the Seller on a deferred basis pursuant to the terms of this Agreement and calculated in accordance with Enclosure IV.

Dilution means any discount, rebate, refund, billing error, expense (including invoice substitution), credit against Purchased Receivables and against Eligible Receivables for Purchase which are French Receivables and which are originated by the French Originators and will be sold on the Purchase Date which coincides with the following Settlement Date and other adjustment or allowance in respect of Purchased Receivables permitted or incurred by the Seller.

Dilution Reserve Rate has the meaning set out in Enclosure IV.

Discounted Receivables Purchase Agreement means any of (i) the discounted receivables purchase agreement dated 28 October 2004 between Greif Germany GmbH as seller and the Seller as buyer, as amended on 27 October 2006 and from time to time thereafter, (ii) the discounted receivables purchase agreement dated 28 October 2004 between Greif Belgium BVBA as seller and the Seller as buyer, (iii) the discounted receivables purchase agreement dated 28 October 2004 between Greif Nederland BV as seller and the Seller as buyer, as amended on 27 October 2006 and from time to time thereafter, (iv) the discounted receivables purchase agreement dated 28 October 2004 between Greif UK Ltd as seller and the Seller as buyer, as amended on 27 October 2006 and from time to time thereafter, (v) the discounted receivables purchase agreement dated 28 October 2004 between Greif Spain SA as seller and the Seller as buyer, as amended on 27 October 2006 and from time to time thereafter, and (vi) the Factoring Agreements, (vii) the discounted receivables purchase agreement dated 28 October 2005 between Greif Portugal Lda. as seller and the Seller as buyer, (viii) the discounted receivables purchase agreement dated 30 April 2007 between Greif Packaging Belgium NV as seller and the Seller as buyer and (ix) the discounted receivables purchase agreement dated 30 April 2007 between Greif Packaging Spain S.A. as seller and the Seller as buyer.

Dutch Originator means Greif Nederland B.V.

Eligible Receivables for Purchase means Receivables that, on the relevant Purchase Date for such Receivables, comply with all the Eligibility Criteria for Purchase listed in item 1 of Enclosure I of this Agreement.

Eligible Receivables for Calculation of GIPP means Receivables that, at the time of the relevant calculation, comply with all the Eligibility Criteria for Calculation of GIPP listed in item 2 of Enclosure I.

Euro or EUR means the currency of the participating member states of the European Communities in accordance with the definition given in article 109-L-4 of the European Union Treaty and in the Council Regulation (EC) n° 974/98 of May 3, 1998 on the introduction of the euro.

Excess Available Amount means the balance of the Available Amount after the payments and allocations made pursuant to Clause 11.1 (a) up to and including (f) or, as the case may be, pursuant to Clause 11.2(a) up to and including (f).

Exchange Rates means, in respect of each Receivable expressed in currencies other than Euro, the rate of exchange into Euro applied by the Seller when originally entering such receivable in its sales ledger.

Factoring Agreement means each of (i) the factoring agreement dated 28 October 2004 between Greif France SAS as seller and the Seller as buyer, as amended on 27 October 2006 and from time to time thereafter and (ii) the factoring agreement dated 30 April 2007 between Greif Packaging France SAS and the Seller as buyer, as amended from time to time thereafter.

Fees means the fees as described in the Fee Letter.

Fee Letter means the letter dated 30 April 2007 from the Purchaser to the Seller and countersigned for acceptance by the Seller, setting out the fees due by the Seller in relation to the Programme.

French Originator means each of (i) Greif France, SAS and (ii) Greif Packaging France SAS.

French Purchase Date has the meaning ascribed to such term in Clause 3.1.2.

French Receivables means any Receivables arising under sales contracts governed by French law and originated by the French Originators.

French Receivables Retransfer Procedure means the retransfer procedure to repurchase Purchased Receivables which are French Receivables pursuant to Clauses 5.5, 24.1 or 24.2 and complying with articles 1250-1 seq. of the French Civil Code as provided under Enclosure X.

French Receivables Transfer Procedure means the transfer procedure for Eligible Receivables for Purchase which are French Receivables and complying with articles 313-23 seq of the French Monetary and Financial Code (Code Monétaire et Financier) as provided under Enclosure IX.

French Transfer Document means a transfer document for the purposes, with the effects and in the form set out in Annex 1 to Enclosure IX.

Funding Costs means the costs of funds as defined in Enclosure VI.

GBP means the lawful currency, for the time being, of the United Kingdom.

German Receivables means Receivables arising under sales contracts governed by German law.

Global Deferred Purchase Price (“GDPP”) means, at any time, the Global Portfolio minus the GIPP and is calculated in accordance with Enclosure IV.

Global Initial Purchase Price (“GIPP”) means, at any time, the difference between the Global Portfolio and the GDPP.

Global Portfolio means, on any given date, the Outstanding Nominal Value of all the Receivables acquired by the Purchaser, after exclusion on that date of Written-off Receivables.

Group means the Seller, the Servicer, the Originators and all companies with which the Seller, the Servicer or the Originators are consolidated.

Important Obligor has the meaning ascribed to such term in paragraph 2.2.1 of item 2 (Eligibility Criteria for Calculation of GIPP) of Enclosure I.

Incremental Initial Purchase Price has the meaning set out in Enclosure IV. Indemnity means indemnity as described in Clause 21.

Ineligible Receivables for Purchase means any Receivables that, on the relevant Purchase Date for such Receivables, do not comply with all the Eligibility Criteria for Purchase listed in part 1 of Enclosure I.

Ineligible Receivables for Calculation of GPP means any Receivables that at any time do not comply with the Eligibility Criteria for Calculation of GIPP listed in part 2 of Enclosure I.

ING Bank, Milan branch means the branch of ING Bank N.V. (the Netherlands) located in Milan (Italy).

Initial Purchase Price (“IPP”) means, on each Calculation Date, that portion of the Purchase Price of the Portfolio equal to the aggregate of the Outstanding Nominal Value of each Receivable less the DPP as calculated with respect to the same Portfolio.

Instalment of GDPP means the balance of the Available Amount after the payments and allocations made pursuant to Clause 11.1(a) to (j) or, as the case may be, pursuant to Clause 11.2 (a) to (k).

Italian Cash Deficiency has the meaning described to this term in Clause 27.1.

Italian Data Period has the meaning ascribed to the term “Data Period” in the Italian Receivables Purchase Agreement.

Italian Effective Date means the date, following the signature of the Italian Receivables Purchase Agreement, on which all conditions precedent set forth in the Italian Receivables Purchase Agreement have been met.

Italian GIPP has the meaning ascribed to the term “Global Initial Purchase price (“GIPP”)” in the Italian Receivables Purchase Agreement.

Italian Global Portfolio has the meaning ascribed to the term “Global Portfolio” in the Italian Receivables Purchase Agreement.

Italian Portfolio means, from the Italian Effective Date, the Outstanding Nominal Value (as defined in the Italian Receivables Purchase Agreement) of all the Italian Purchased Receivables acquired by the Italian Purchaser during the preceding Italian Data Period pursuant to the Italian Receivables Purchase Agreement.

Italian Purchased Receivables has the meaning ascribed to the term “Purchased Receivables” in the Italian Receivables Purchase Agreement.

Italian Purchaser means ING Bank, Milan branch.

Italian Receivables Purchase Agreement means the receivables purchase agreement dated 28 October 2005 between ENG Bank, Milan branch (as Purchaser and Transaction Administrator), Greif Italia S.p.A. (as Seller and Servicer) and Greif Belgium BVBA (as Master Servicer), as amended on 29 June 2006, 27 October 2006 and 30 April 2007 and from time to time thereafter.

Late Interest Collection means, with respect to a Receivable, any late payment interest and/or indemnities which is effectively received or recovered by the Seller in respect of such Receivable from the Obligor.

Master Collection Account has the meaning ascribed to such term in the Servicing Agreement.

Material Adverse Effect means, as of any date of determination, (a) any event, circumstance, occurrence or condition which has caused (or would reasonably be expected to cause) a material adverse effect, or any condition or event that has resulted or could reasonably be expected to result in a material adverse effect, on the business, operations, financial condition, liabilities (contingent or otherwise) or prospects of the Seller, the Originators or the Servicer taken as a whole, (b) any event, circumstance, occurrence or condition which has caused (or would reasonably be expected to cause) a material adverse effect on the ability of the Seller or the Servicer to consummate in a timely manner the transactions contemplated under this Agreement or to perform any of their original obligations under any Transaction Document or (c) any event, circumstance, occurrence or condition which has caused (or would reasonably be expected to cause) a material adverse effect on the legality, binding effect or enforceability of any Transaction Document or any of the material rights and remedies of the Purchaser thereunder or the legality, priority or enforceability of the security granted under the Security Agreements on a material portion of the security or the value of the security.

Material Company means, at any time, a company of the Group which has net assets (excluding intra-group items) representing 5 per cent or more of the consolidated net assets of the Group in accordance with US GAAP.

Maximum Programme Amount means EUR 95,000,000 with respect to the Combined Portfolio.

Nominal Value means with respect to any Receivable, the principal amount of such Receivable, including VAT and other taxes if any, as reflected in the books of the Seller and mentioned on the invoice representing the Receivable.

Notarisation Period means the period starting on the second Transmission Date of each calendar month and ending on the second Settlement Date of each calendar month.

Obligor means a person set out in the records of the Seller as debtor of Receivables and obliged to make payment for the provision of goods or services evidenced by a contract for which an invoice has been issued (or, if different, the person so obliged).

Originator means each of the sellers under the Discounted Receivables Purchase Agreements.

Outstanding Global Conical Receivables means, at any time, the sum of (i) the Outstanding Nominal Value of Purchased Receivables towards all Conical Obligors and (ii) the Outstanding Nominal Value of Purchased Receivables (as defined in the Italian Receivables Purchase Agreement) towards Italian Conical Obligors (as defined in the Italian Purchase Agreement).

Outstanding Global Conical Receivables Limit means, EUR 18,000,000 or any other limit agreed between the Purchaser and the Seller on each anniversary of this Agreement.

Other Reserve Rate has the meaning set out in Enclosure IV.

Outstanding Nominal Value means, with respect to any Receivable, the Nominal Value of such Receivable less (a) any Dilution in relation to such Receivable and (b) any Collection received with respect to such Receivable.

Party means a party to this Agreement.

Portfolio means on any given date the Outstanding Nominal Value of all the Purchased Receivables acquired by the Purchaser during the preceding Data Period.

Portuguese Originator means Greif Portugal LDA.

Programme means the programme described in the recitals.

Purchase Date has the meaning ascribed to such term in Clause 3.

Purchased Receivables means, on any given date, all the Receivables assigned, sold, transferred or purported to be assigned, sold or transferred to the Purchaser hereunder and either totally or partially unpaid on such date.

Purchased Receivables with Set-Off Arrangements means Purchased Receivables for which the Obligor can, in its relationship with the Originator, make set-off arrangements due to the existence of a current account or related reciprocal debts.

Purchase Price shall have the meaning ascribed to such term in Clause 6.

Receivable means any and all present and future indebtedness coming or having come into existence prior to a Termination Date or the date at which this Agreement terminates in accordance with Clause 2.4, 2.5 or 2.6 and owed or purported to be owed to the Originator or the Seller by an Obligor and includes unless otherwise specified herein, any Purchased Receivable.

Relevant Originator has the meaning ascribed to such term under paragraph 1.8 of part 1 of Enclosure I (Eligibility Criteria for Purchase).

Security Agreement means each of the following agreements:

(i)	the commercial bank account agreement dated 28 October 2004 between the Seller as pledgor and the Purchaser as pledgee pertaining to the granting of a pledge on the Master Collection Account;

(ii)	each security agreement relating to the granting of a security interest over certain accounts listed in Schedule 1 to the Servicing Agreement to secure the obligations of the Seller and the Servicer under this Agreement and under the Servicing Agreement in accordance with the Undertaking to Grant Security.

Servicer means such person so designated from time to time in accordance with the Servicing Agreement.

Servicing Agreement means the servicing agreement dated 28 October 2004 between the Seller, the Servicer and the Purchaser, as amended and restated on 28 October 2005, on 30 April 2007 and from time to time thereafter.

Servicing Fee shall have the meaning ascribed in clause 5 of the Servicing Agreement.

Settlement Date means without prejudice to Clause 17, the 15th and the last day of each calendar month, save that the first Settlement Date shall coincide with the first Purchase Date and the first French Purchase Date, Any Settlement Date falling on a date which is not a Business Day will be postponed to the immediately following Business Day. If this immediately following Business Day falls in the following calendar month, the Settlement Date will be fixed on the immediately preceding Business Day.

Solidarity Amount has the meaning ascribed to such term in Clause 27.2.

Solidarity Excess Available Amount means the balance of the Available Amount after the payments and allocations made pursuant to Clause 11.1. (a) up and including (g) or, as the case may be, pursuant to Clause 11.2(a) up to and including (h).

Spanish Originator means each of (i) Greif Spain S.A. and (ii) Greif Packaging Spain S.A.

Spanish Receivables means Receivables arising under sales contracts governed by Spanish law.

Swedish Obligor means any Obligor acting out of an establishment in Sweden.

Target means Trans-European Automated Real-time Gross Settlement Express Transfer Payment System.

Target Day means any day on which Target is open for the settlement of payments in Euro.

Template means the template in Excel format substantially in the form of Enclosure II.

Termination Date means the earliest of:

(i)	the date of the occurrence of any event referred to in Clause 18.1.1;

(ii)	the third Business Day following the receipt of notice referred to in Clause 18.1.2 save if the Seller has exercised his repurchase option in accordance with Clause 24.2 before such date; and

(iii)	any date following the occurrence, and during the continuation, of any event referred to in Clause 18.1.3 which the Purchaser or the Transaction Administrator declares to be the Termination Date.

Termination Event means any of the events described in Clause 18.

Total Collections means, with respect to any Purchased Receivable the sum of all items booked in the Current Account under 12.2.1, 12.2.2, 12.2.3, 12.2.4, 12.2.5, 12.2.6, minus the items of 12.2.13.

Transaction Administrator Report means the report substantially in the form of Enclosure III.

Transactions Document means each of the following documents:

(i)	this Agreement;

(ii)	each Amendment and Restatement Agreement;

(iii)	the Servicing Agreement;

(iv)	each Cash Balancing Agreement;

(v)	each Discounted Receivables Purchase Agreement;

(vi)	the Undertaking to Grant Security;

(vii)	each Security Agreement; and

(viii)	each other document designated as such by the parties to this Agreement.

Transfer Date means any date resulting from an Acceleration pursuant to Clause 17 or 18.2.6. A Transfer Date falling on a date which is not a Business Day will be postponed to the next following Business Day.

Transmission Date means each date which is one Business Day before a Calculation Date.

Undertaking to Grant Security means the letter dated 28 October 2004 whereby the Seller procures and the Originators undertake to grant a security interest over certain accounts listed in Schedule 1 to the Servicing Agreement in favour of the Purchaser.

Written-off Receivable means a Receivable which has been written off, or qualifies or would qualify for a write-off, as irrecoverable for accounting purposes by the Seller in accordance with its general accounting practices.

Yield Reserve Rate has the meaning set out in Enclosure IV.

1.2	Any reference in this Agreement to:

(i)	‘bankruptcy proceeding’, ‘liquidation’, ‘proceedings for composition’ of any person shall be construed as to include any equivalent or analogous proceedings under the laws of the jurisdiction in which such person is incorporated or any jurisdiction in which such person has its principal place of business;

(ii)	‘attachment’ of any asset shall be construed as to include any equivalent or analogous proceedings under the laws of the jurisdiction in which such asset is located;

(iii)	‘temporary administrator’ appointed with respect to any person shall be construed as to include any equivalent or analogous officer appointed under the laws of the jurisdiction in which such person is incorporated or any jurisdiction in which such person has its principal place of business; and

(iv)	Clause, Enclosure or Annex is a reference to a clause, enclosure or annex of this Agreement.

Clause 2: Purposes of the Agreement

2.1	2.1.1 The Seller hereby sells to the Purchaser, with successive effect on each Purchase Date until (and not including) the Termination Date or the date of termination of this Agreement in accordance with Clause 2.4, 2.5 or 2.6, all Eligible Receivables for Purchase other than French Receivables that the Seller will own on each such date, in accordance with the provisions of this Agreement and with Article 1690 of the Belgian Civil Code.

Subject to the Conditions Precedent and the provisions of this Agreement, the Purchaser hereby accepts all such successive sales.

2.1.2 The Seller hereby assigns and transfers to the Purchaser all present and future Eligible Receivables for Purchase which are German Receivables together with all the associated rights and accessories, options, privileges and interest linked to the German Receivables, subject to the condition that a purchase contract under this Agreement with respect to the respective German Receivables is validly in place. The Purchaser accepts this assignment and transfer. This assignment and transfer is governed by German law.

2.1.3 The Seller agrees to sell to the Purchaser from the first French Purchase Date until (and not including) the Termination Date or the date of termination of this Agreement in accordance with Clause 2.4, 2.5 or 2.6, all of its title to and rights and interests in the Eligible Receivables for Purchase which are French Receivables in accordance with the terms and conditions of this Agreement and pursuant to the French Receivables Transfer Procedure.

2.2	The Seller may at any time give notice to the Purchaser who shall accept with a copy to the Servicer, that it wishes to interrupt the continuation of these sales and assignments. In order to be effective from a particular Business Day, this notice must be given by 10 am (Brussels time) on that day. The sales of Receivables will recommence upon ten Business Days’ prior written notice from the Seller to the Transaction Administrator and subject to the satisfaction of all conditions as provided for in this Agreement and the receipt of all reports and information that the Transaction Administrator may reasonably request as to cover the period of interruption of sales.

2.3	The Purchaser hereby appoints the Transaction Administrator to act as its agent and representative and to perform certain tasks in the name and on behalf of the Purchaser under this Agreement.

2.4	The Programme will terminate at the latest on the date falling 364 days after the date of this Agreement, subject to the right of the Seller to request an extension of the Programme for a further period of 364 days by giving notice to the Purchaser not less than 30 Business Days before the expiry of the 364 days. If the Seller and the Servicer agree to the request, the Programme will be extended for a further period of 364 days. This extension right applies to the first, second, third and fourth anniversary of this Agreement.

2.5	The Seller may at any time terminate this Agreement by 30 days prior notice to the Transaction Administrator. Without prejudice to the foregoing, the Purchaser may at any time interrupt the purchase of Receivables on Conical Obligors for the remaining period of the then applying Conical Season, if the Limit of Liability (as defined in the Credit Insurance Contract) is utilised for an amount exceeding 50%.

2.6	The Purchaser may terminate this Agreement by 30 days prior notice to the Seller if (i) any payment to be made by the Seller or the Servicer to the Purchaser is or shall be subject to any taxes on or measured by the overall net income or profit of the Purchaser and (ii) the Seller refuses to indemnify the Purchaser.

2.7	Clauses 18.2.1 to 18.2.8 (including) and Clause 18.3 shall apply, govern the effects of and survive a termination of this Agreement in accordance with Clauses 2.4, 2.5 and 2.6, except for Clause 18.2.5 which shall only apply upon the occurrence of an event as described in Clause 18.1.

Clause 3: Purchase Dates and Conditions Precedent

3.1	Purchase Dates

3.1.1	Purchases of Eligible Receivables for Purchase (other than French Receivables) will take place on each Business Day until (and not including) the Termination Date (each a “Purchase Date”), provided that:

(i)	the Seller owns Eligible Receivables for Purchase (other than French Receivables) on such date; and

(ii)	the Conditions Precedent set out in Clause 3.4 are then satisfied.

3.1.2	Purchase of Eligible Receivables for Purchase which are French Receivables will take place on each Settlement Date until (and not including) the Termination Date, provided that:

(i)	the Seller owns Eligible Receivables for Purchase which are French Receivables on such date;

(ii)	the Conditions Precedent set out in Clause 3.4 are then satisfied; and

(iii)	the Seller has performed all steps as required pursuant to the French Receivables Transfer Procedure.

3.2	The first Purchase Date will be October 29, 2004, subject to Clauses 3.3 and 3.4.

3.3	The first Purchase Date shall not take place before the second Business Day after satisfaction of the following Conditions Precedent:

3.3.1	completion of a due diligence review by the Purchaser of the Seller’s portfolios of Receivables, systems and practices, the outcome of this due diligence being satisfactory to the Purchaser and delivery of a due diligence report accepted and countersigned by the Seller;

3.3.2	signing of the due diligence key finance report including the agreed recommendations and adaptations;

3.3.3	delivery of documents evidencing that the Seller has the powers to validly commit itself in this Agreement and holds all authorisations for such commitment and delivery of specimen of signatures;

3.3.4	delivery of legal opinions of Allen & Overy LLP addressed to the Purchaser and satisfactory to the Purchaser and the Transaction Administrator as to the civil law true sale character of the sales of Receivables in accordance with this Agreement and in accordance with the Discounted Receivables Purchase Agreement and as to the powers and authorisations of the Seller in connection with this Agreement;

3.3.5	delivery by the Servicer of the Template on the performance of the portfolio to be purchased on the first Purchase Date for the month prior to the first Purchase Date;

3.3.6	execution of the Transaction Documents by all parties thereto;

3.3.7	delivery of a power of attorney pursuant to Clause 18.2.5; and

3.3.8	payment by the Seller of the fees and expenses set out in the [Fee Letter].

3.4	The Seller hereby represents to the Purchaser and the Transaction Administrator that, unless it will have notified the Transaction Administrator otherwise in accordance with this Agreement, on the relevant Purchase Date:

3.4.1	the representations and warranties set out in Clause 15 shall be true and correct in all material respects, except for those representations or warranties which are already qualified as to materiality and for the representations and warranties under Clauses 15.11 to 15.16 (including), which shall be true and correct;

3.4.2	there shall be no breach of any of the undertakings set out in Clause 16;

3.4.3	no event has occurred and is continuing, or would result from such purchase, that constitutes a Termination Event or that, with the giving of notice or passage of time, would constitute a Termination Event;

3.4.4	the Termination Date has not occurred;

3.4.5	the purchase of such Receivable will not result in the aggregate of the GIPP and the Italian GIPP exceeding the Maximum Programme Amount;

3.4.6	no applicable law, regulation, judgement or decree of any governmental entity prohibits the making of such purchase or remittance of Total Collections in accordance with the provisions of this Agreement; and

3.4.7	the Seller and/or the Servicer will comply with the conditions set out in Clause 4.1 and 4.2.

To the extent that the Purchaser acquires any Receivable on a Purchase Date it shall be considered to have reiterated the representations and warranties set out in Clause 15.

Clause 4: Terms and Conditions governing purchases

4.1	On each Transmission Date, the Servicer will deliver to the Transaction Administrator by electronic mail or by fax, not later than 10 a.m. Brussels time the Template and the relevant information as required for the calculations to be made pursuant to Enclosure IV with the data related to the preceding Data Period so that the performance of the Global Portfolio since the previous Template may be assessed.

4.2	On each Transmission Date, the Servicer will send to the Transaction Administrator (acting on behalf of the Purchaser) by modem or express delivery service, not later than 2 p.m. Brussels time, the detailed ageing list of all Receivables other than French Receivables sold hereunder and outstanding at the end of the relevant Data Period and the list of daily collection. The same day, the Seller will send to the Transaction Administrator the list of invoices representing all Receivables sold during the relevant Data Period. This list and the detailed ageing list will include the following information for each Receivable:

•	the name of the Obligor;

•	the address of the Obligor;

•	the date of the invoice;

•	the number of the invoice;

•	the Outstanding Nominal Value;

•	the invoice payment date;

•	the VAT number as mentioned on the invoice or any other reference used by the Seller that permits the easy identification of the Obligor;

•	indication of any bill of exchange, promissory note, letter of credit or any other means of payment issued in respect of the relevant Receivable.

On each Transmission Date, the Seller will send to the Transaction Administrator the Computer File listing all Eligible Receivables for Purchase which are French Receivables originated by the French Originator during the preceding Data Period and to be purchased by the Purchaser on the following French Purchase Date.

4.3	On the Calculation Date, the Transaction Administrator will notify to the Seller by electronic mail or by fax, not later than 4 p.m. Brussels time, the IPP for the Receivables other than the French Receivables sold during the relevant Data Period and for Eligible Receivables for Purchase which are French Receivables originated by the French Originator during the relevant Data Period and to be sold on the following French Purchase Date pursuant to the French Receivables Transfer Procedure, as defined in Clause 7, by means of the Transaction Administrator Report.

4.4	The Transaction Administrator is authorised to take such measures, including a deferral of the Settlement Date, as may be necessary in the event that the Seller and/or the Servicer is late in delivering the information required under Clause 4.1 and 4.2.

Such measures shall be binding on the Seller, and shall be without prejudice to the Seller’s obligations to indemnify the Purchaser against the losses that may result from such delay or to pay late payment interest on any amount payable by it under this Agreement and without prejudice to the other rights of the Purchaser under this Agreement.

4.5	Any delay in the delivery of the above referred information and/or any inaccuracy in the information as provided for by the Seller and/or the Servicer will allow the Transaction Administrator to request from the Seller the payment of a penalty fee of 0.01% calculated on the [Nominal Value] of Eligible Receivables for Calculation of GIPP with a minimum of Euro 1000, unless the non-delivery and/or inaccuracy is remedied within two Business Days of the due date and provided that such non delivery and/or inaccuracy does not occur during two consecutive months.

Clause 5: Consequences of the purchase

5.1	This Agreement constitutes and, upon their due execution, each French Transfer Document, shall constitute a true sale of the Eligible Receivables for Purchase under this Agreement and under each such French Transfer Document, and not a security arrangement for any obligations of the Seller. The Purchaser shall have full title and interest in and to the Purchased Receivables as from the Purchase Date or the French Purchase Date (as applicable), shall be free to further dispose of such Purchased Receivables, and shall be fully entitled to receive and retain for its own account the Total Collections in respect of such Purchased Receivables.

5.2	With respect to Eligible Receivables for Purchase which are Spanish Receivables, the Seller will grant in favour of and together with the Purchaser on a monthly basis as of the date of this Agreement and within the Notarisation Period, a duly completed and signed Confirmation of Transfer Deed. Confirmation of Transfer Deeds will relate to Spanish Receivables that are purchased in accordance with this Agreement during the two Data Periods preceding the relevant Notarisation Period and will be executed by the Purchaser and the Seller before a notary public with the purpose of reaching a certainty of the date and of obtaining the benefits of Article 1526 of the Spanish Civil Code. The Purchaser reserves the right to request at any time to proceed to notarisation on a two-monthly basis by a written notice to the Seller at least 5 Business Days prior to the first day of the next Notarisation Period.

5.3	The Eligible Receivables for Purchase will be purchased on the Purchase Date or the French Purchase Date (as applicable) with all the associated rights and accessories, options, privileges, and interest linked to such Receivables as well as any sum due on such Receivables or which may become due subsequently, and all the advantages and benefits ensuing therefrom.

5.4	Without prejudice to the provisions of Clause 18.2.5 and except as otherwise provided hereafter, the Obligors will not be notified by the Purchaser, or any successor or assignee, of the assignment of the Purchased Receivables.

The Swedish Obligors will be notified of all assignment of Receivables pursuant to the Transaction Documents by means of the following wording to be included on the related invoices:

“Our claim according to this invoice is sold to Greif Coordination Center BVBA and subsequently to ING Belgium NV. We will administrate the invoice as agent of ING Belgium NV and all payments under this invoice shall be made to the account set out in the invoice, unless otherwise notified by ING Belgium NV.”

Without prejudice to the provisions of clause 2.2 of the Discounted Receivables Purchase Agreement entered into by the Seller with the Dutch Originator, the Seller undertakes not to notify any Obligor of new payment instructions, whether under this Agreement or under a Discounted Receivables Purchase Agreement, unless expressly instructed by the Purchaser to do so.

5.5	Should a Purchased Receivable be an Ineligible Receivable for Purchase, and as soon as any Party becomes aware of the ineligibility of such Receivable, the Purchaser shall have the option to reassign such Ineligible Receivables with all the associated rights and accessories, options, privileges, and interest linked to the Ineligible Receivables to the Seller. To reassign an Ineligible Receivable which is a French Receivable, the Purchaser shall comply with the French Receivables Retransfer Procedure.

The Seller shall repurchase such Receivables, at its expenses and without any recourse, for a price corresponding to the Outstanding Nominal Value of the Ineligible Receivables. Such amount shall be credited in favour of the Purchaser to the Current Account and, with respect to French Receivables, upon performance by the Purchaser of all steps (if any) required under the French Retransfer Procedure, in accordance with clause 12.2.4. The Purchased Receivables that would appear to be Ineligible Receivable will remain the property of the Purchaser until their reassignment to the Seller.

Should an Ineligible Receivable for Purchase have been taken into consideration for the calculation of the Purchase Price payable for a Portfolio on a Settlement Date, but not have been sold and assigned to the Purchaser under this Agreement, the Purchaser shall be entitled to reimbursement of a portion of the Purchase Price for the Portfolio in an amount corresponding to the Outstanding Nominal Value of the Ineligible Receivables.

5.6	Upon satisfaction or waiver of the Conditions Precedent set forth under Clause 3.3 and/ or Clause 3.4 (as applicable), the Seller may demand performance by the Purchaser of its obligations to pay IPP and GDPP in accordance with Clauses 7 and 8 and enforce these obligations subject to Clause 22 and without prejudice to the application of Clause 8.2, but waives the right to demand rescission of any purchase. The Seller waives any unpaid seller’s lien that it may have under Clause 20, 5° of the Mortgage Law or otherwise.

Clause 6: Determination of the Purchase Price

6.1	On each Purchase Date and French Purchase Date, the Purchaser will acquire the Eligible Receivables for Purchase owned by the Seller at a Purchase Price based on the Outstanding Nominal Value of the Receivables and which comprises the IPP payable on the next succeeding Settlement Date or, in relation to Eligible Receivables for Purchase which are French Receivables on the French Purchase Date which coincides with the Settlement Date, according to the provisions of Clause 7, and the DPP payable according to the provisions of Clause 8. Purchase Price determinations are made for the Portfolio as a whole, and not separately for each Receivable.

If a Receivable is expressed in a currency other than Euro, the Outstanding Nominal Value of the Receivable shall be converted in Euro, using the Exchange Rate.

6.2	The determination of the IPP and the DPP shall be made in accordance with the calculation principles provided in Enclosure IV.

Clause 7: The Initial Purchase Price and Global Initial Purchase Price

7.1	The IPP is the first part of the Purchase Price payable for the Portfolio on a Settlement Date.

The IPP is calculated on each Calculation Date in accordance with Enclosure IV, and is paid according to Clauses 11 and 12.2. The computation of the IPP shall bind the parties except in case of manifest error.

7.2	At any Calculation Date, the GIPP applicable to the Global Portfolio will be calculated in accordance with Enclosure IV. The aggregate of the GIPP and the Italian GIPP shall never be higher than the Maximum Programme Amount.

7.3	The IPP and the DPP determined in accordance with this Clause 7 will be allocated proportionally to the French Receivables acquired on the French Purchase Date which coincides with the Settlement Date and the Spanish Receivables acquired during the relevant Data Period based upon the ratio that the Outstanding Nominal Value of such French Receivables and Spanish Receivables respectively will bear to the Portfolio as a whole.

Clause 8: The Global Deferred Purchase Price

8.1	At any Calculation Date, the GDPP as applicable to the Global Portfolio will be calculated in accordance with Enclosure IV.

8.2	The Instalment of GDPP is payable by the Purchaser on each Settlement Date in accordance with Clause 12.2.10.

From the occurrence of a Termination Date, no further Instalment of GDPP shall be paid unless and until the balance of the GIPP has been reduced to zero and any credit balance of the Current Account shall have been duly paid to the Purchaser. Thereafter, the Instalment of GDPP will be payable on each Settlement Date in accordance with Enclosure IV.

8.3	In no circumstances will the Purchaser be liable to pay any Instalment of GDPP as a separate liability, since the Purchaser’s liability vis-à-vis the Seller under this Agreement is limited to the net balance on the Current Account as specified in Clause 12.2. For the avoidance of doubt, the GDPP does not represent a liability of the Purchaser other than to the extent of the Instalments of GDPP payable pursuant hereto.

8.4	No interest will be paid by the Purchaser on the GDPP.

Clause 9: Appointment of a Servicer

The servicing, the administration and collection of the Purchased Receivables (the Services) shall be conducted by the Servicer or by such person appointed by the Servicer pursuant to the Servicing Agreement. Without prejudice to the rights of the Servicer under the Servicing Agreement to sub-contract or delegate the performance of any of its obligations in relation to the Services, the Servicer will remain fully liable to the Purchaser to the same extent and under the same terms as if it was itself rendering the Services.

Clause 10: Fees

10.1	All the Fees incurred under this Agreement and determined in accordance with the Fee Letter will be borne by the Seller or reimbursed by the Seller to the Purchaser.

10.2	The Transaction Administrator will supply the Seller with reasonable details and justification of any such Fees.

Clause 11: Waterfall

11.1	Prior to the occurrence of a Termination Date and in accordance with Enclosure IV, the Available Amount shall be applied by the Purchaser to the payments or internal allocations as stipulated in Clause 12 in the following order of priority and if and to the extent that the payments or the allocations ranking higher have been made in full:

(a)	to pay all liabilities then due and payable on account of taxes and VAT due in relation to the Programme for such part of those amounts that has not been paid through the Current Account;

(b)	to pay the Costs;

(c)	to cover the Indemnities referred to in Clause 21 unpaid by the Seller and/or Servicer;

(d)	to pay the Servicing Fee;

(e)	to allocate to the Minimum Initial Purchase Price;

(f)	to allocate to the Decrease of the GIPP if any;

(g)	to allocate to the Italian Cash Deficiency, if any;

(h)	to allocate to the Solidarity Amount, if any;

(i)	to allocate to any other amount as agreed between the Seller and the Purchaser, without such agreement being unreasonably withheld by either party;

(j)	to allocate to the Incremental Initial Purchase Price, if any; and

(k)	to allocate to the Instalment of the GDPP.

11.2	After the occurrence of a Termination Date and in accordance with Enclosure IV, the Available Amount shall be applied by the Purchaser to the payments or internal allocations as stipulated in Clause 12 in the following order of priority, if and to the extent that the payments or the allocations ranking higher have been made in full:

(a)	to pay any fees then due and payable to the Backup Servicer;

(b)	to pay all liabilities then due and payable on account of taxes and VAT due in relation to the Programme for such part of those amounts that have not been paid through the Current Amount;

(c)	to pay the Costs;

(d)	to cover the Indemnities referred to in Clause 21 unpaid by the Seller and/or the Servicer;

(e)	to allocate to the Minimum Initial Purchase Price, if applicable;

(f)	to allocate to any other amount;

(g)	to allocate to the Incremental Purchase Price, if any;

(h)	to allocate to the Decrease of the GIPP, if any;

(i)	to allocate to the Servicing Fee;

(j)	to allocate to the Italian Cash Deficiency, if any;

(k)	to allocate to the Solidarity Amount, if any; and

(l)	subject to Clause 8.2, to allocate to the Instalment of the GDPP.

Clause 12: Payments

12.1	As they are expected to become obligor and creditor of each other for the duration of this Agreement, the Seller and the Purchaser will enter into a current account legal relationship (the “Current Account”) so that the payments of the various sums due by one Party to the other Party will take place by booking the amount due on this Current Account.

Such payments shall be entered in the Current Account and settled exclusively in Euro.

This Current Account is indivisible. However, for administrative purposes, the subheadings described below will be created. The creation of these subheadings will in no way affect the indivisibility of the Current Account.

The amounts to be booked to the Current Account on any Calculation Date shall include solely those amounts payable on the Settlement Date immediately following such Calculation Date in accordance with the order of priority provided for in Clause 11.

12.2	Unless the amounts referred to in the subheadings 12.2.1 to 12.2.6 have been transferred by the Servicer after an Acceleration on the bank account mentioned in Clause 4.4 of the Servicing Agreement, the following amounts will be booked to the Current Account:

IN FAVOUR OF THE PURCHASER:

12.2.1	Collections (information supplied by the Servicer)

These are the cash payments with respect to the Purchased Receivables, whoever makes such payment and whatever the modalities of such payment are and irrespective of whether amounts equal to such payments have been credited to the Master Collection Accounts.

In case one of the Obligors of the Purchased Receivables makes a partial payment (by means of set-off or any other method) which cannot be applied to a particular Receivable, the Servicer will allocate such payment proportionally to all Receivables, whether assigned or not, on such Obligor.

Irrespective of whether amounts equal to such payments have been credited to the Master Collection Accounts, these amounts will be deemed to be booked on the Current Account on the Calculation Date on which they are due to be transferred to the Purchaser pursuant to Clauses 4.3 or 4.4 of the Servicing Agreement.

For the avoidance of doubt, indemnities received under the Credit Insurance Contract shall be included in the Collections.

12.2.2	Late Interest Collections (information supplied by the Servicer)

This represents late interest amounts calculated as from the maturity date of the invoice and/or indemnities paid because of late payment by the Obligor.

These amounts will be deemed to be booked on the Current Account on the Calculation Date on which they are due to be transferred to the Purchaser pursuant to clauses 4.3 or 4.4 of the Servicing Agreement.

12.2.3	Deemed Collections (information supplied by the Servicer)

This represents the amount by which the Outstanding Nominal Value of Purchased Receivables has been reduced as the consequence of one of the following events:

i)	Dilution as from the preceding Cut-off Date, other than the Dilution which has been deducted from the Nominal Value of the Purchased Receivables when calculating the Purchase Price of such Receivables in accordance with Clause 6.1; or

ii)	in case of the sale of a fully or partially paid Receivable at the end of the preceding Data Period for which no adjustment of the Outstanding Nominal Value has been made as per Clause 6.1, the amount of the Dilution corresponds to the amount of such total or partial payment; or

iii)	any other element admitted by the Seller or recognised in a court of law.

For the purposes of this Agreement, the Deemed Collections will be assimilated to a payment made by the Obligor whose Receivables have been purchased.

The Deemed Collections will be deemed to be booked on the Current Account on the Calculation Date immediately following the Collection Period during which the events referred to in i), ii) or iii) arise.

Furthermore, if the Seller or the Servicer breaches its undertaking set out in Clause 16.2.3 (not to draw any bill of exchange in connection with a Purchased Receivable other than a French Receivable or a Spanish Receivable, nor to demand or receive from any Obligor, or otherwise permit the creation by any Obligor of, any promissory note in connection with a Purchased Receivable other than a French Receivable or a Spanish Receivable, save if immediately endorsed to the Purchaser) or, in relation to Purchased Receivables which are French Receivables or Spanish Receivables, not to transmit or endorse to the benefit of a third party (other than the Purchaser) any bill of exchange or promissory note created or existing, a Deemed Collection shall arise in the amount of that Receivable and will be deemed to be booked on the Current Account on the day such a breach arises.

12.2.4	The Outstanding Nominal Value of Ineligible Receivables for Purchase that have been purchased as Eligible Receivables for Purchase or that have been taken into consideration for the determination of the Purchase Price of a Portfolio in accordance with this Agreement (information supplied by the Servicer)

This amount will be assimilated to a payment by the Seller to the Purchaser.

This amount will be deemed to be booked on the Current Account on the day the Purchaser has exercised its reassignment option or demanded reimbursement of a portion of the Purchase Price for a Portfolio in accordance with Clause 5.5.

12.2.5	Indemnities in respect of foreign currency conversions (information supplied by the Servicer)

Any foreign currency indemnity payable in accordance with clause 4.5 of the Servicing Agreement will be deemed to be booked on the Current Account on the Calculation Date.

12.2.6	Any Indemnity due by the Seller or the Servicer to the Purchaser (information supplied by the Servicer)

These are the amounts due by the Seller or the Servicer to the Purchaser pursuant to Clause 21.

The amount of the Indemnity will be deemed to be booked on the Current Account on the day the Indemnity is payable.

12.2.7	Any other amount due under this Agreement by the Seller or the Servicer to the Purchaser (information supplied by the Servicer)

The amount due will be deemed to be booked on the Current Account on the day the Seller or the Servicer or a court order recognises that the Purchaser is entitled to this amount.

12.2.8	Payment made by the Purchaser (information supplied by the Servicer)

This amount represents the balance of the Current Account to be paid by the Purchaser to the Seller pursuant to Clause 13.1.

It will be deemed to be booked on the Current Account on the Calculation Date.

It is well understood that the above entries will be made without duplication, so that the same amount in respect of the same Receivable will not be entered more than once in the Current Account under Clauses 12.2.1 to 12.2.4.

IN FAVOUR OF THE SELLER :

12.2.9	The Initial Purchase Price paid for the Portfolio acquired by the Purchaser

This amount will be deemed to be booked on the Current Account on the Calculation Date immediately following the Cut-off Date of the preceding Data Period.

12.2.10	The Instalment of GDPP

This amount is payable in accordance with Clause 8.2 on each Settlement Date.

This amount will be deemed to be booked on the Current Account on the Calculation Date immediately preceding the relevant Settlement Date.

12.2.11	The total amount of the payment cancellations (information supplied by the Servicer)

Certain forms of payment used by an Obligor can give rise to the cancellation of the payment of Receivables previously booked on the Current Account and thus paid to the Purchaser.

The amount of the cancellation will be deemed to be booked on the Current Account on the Calculation Date immediately following the Collection Period during which the payment is cancelled.

12.2.12	The Servicing Fee

This fee is determined in accordance with clause 5 of the Servicing Agreement.

This amount will be deemed to be booked on the Current Account on the Calculation Date and will be received by the Seller acting, as the case may be, as agent (gevolmachtige/ mandataire) of the Servicer in accordance with Article 1239 of the Belgian Civil Code.

12.2.13	Refunds in respect of foreign currency conversions (information supplied by the Servicer)

Any foreign currency refund payable in accordance with Clause 4.5 of the Servicing Agreement will be deemed to be booked on the Current Account on the Calculation Date.

12.2.14	Any other amount due under this Agreement by the Purchaser to the Seller or the Servicer

The amount due will be deemed to be booked on the Current Account on the day the Purchaser, or a court order, recognises that the Seller or the Servicer is entitled to this amount.

12.2.15	Payments made by the Seller or the Servicer

This amount represents the balance of the Current Account as calculated pursuant to Clause 13.1.

It will be deemed to be booked on the Current Account on the Settlement Date.

Clause 13: Intermediate closing of the Current Account

13.1	The Transaction Administrator shall calculate on each Calculation Date the intermediate closing balance of the Current Account to be paid as of the immediately following Settlement Date, taking into account all entries scheduled to take place until the Calculation Date. The balance resulting from each intermediate closing will be paid in favour of the Seller or of the Purchaser, as the case may be. The intermediate closing shall take into account the consequences that a seizure or any other similar measure imposed on the whole or part of the amounts due by one Party to the other would have on such balance.

The payment will take place on the Settlement Date following the relevant Calculation Date.

The provisions of this Clause 13.1 are without prejudice to the obligation of the Servicer, upon an Acceleration to pay to the Purchaser on each Transfer Date the amount of the Total Collections in accordance with clause 4 of the Servicing Agreement.

13.2	Terms and conditions governing payments

13.2.1	On the Transmission Date immediately following the end of a Data Period, the Seller (in relation to the information of the Template be delivered in accordance with Clause 4.1) or the Servicer (in relation to any other information) will inform the Transaction Administrator of the global amounts booked for each subheading on the Current Account since the previous intermediate closing, as well as any corrective entries, insofar as such data has to be supplied by them in compliance with Clause 12.2. They will do so by electronic mail or by fax, not later than at 10 a.m. Brussels time, by means of the Template.

13.2.2	On the Calculation Date immediately following the end of a Data Period, on the basis of the information supplied by the Seller and the Servicer and the information available to it, the Transaction Administrator will compute the balance of the Current Account and the Instalment of GDPP payable on the relevant Settlement Date and communicate them to the Seller by means of the Transaction Administrator Report, such report being sent by electronic mail or by fax before 16.00 Brussels time.

This computation will bind the parties, absent manifest error.

13.2.3	The Seller irrevocably authorises the Transaction Administrator to debit its account n° 320-0837369-38 under value Settlement Date with the amount of the balance of the Current Account, if this balance is in favour of the Purchaser. The Seller undertakes to fund said account in due course with the amounts necessary for the required payment.

13.2.4	If, following a lack of funds, the balance due to the Purchaser on the Settlement Date (whether pursuant to Clause 13.1 or clause 4.3 of the Servicing Agreement) cannot be paid in full or in part to the Purchaser, the Seller will owe late interest to the Purchaser, calculated at the Euribor Rate (one month) (as such term is defined in Enclosure VII of this Agreement), plus 2 % per annum on the amount to be paid, until the Business Day following receipt of full payment of the amount due and an administration fee of Euro 1,000 covering the follow- up of such late payment.

13.2.5	The Purchaser undertakes to credit, under value Settlement Date, the Seller’s account n° 320-0837369-38, except for the payment of the balance of the Current Account in favour of the Seller on the first Settlement Date, which shall be made by crediting the Seller’s account IBAN NL 15 ING 0651 66 35 98.

Clause 14: Tax Gross-Up

14.1	All payments to be made by the Seller or the Servicer to the Purchaser shall be made free and clear of and without withholding or deduction for or payment of or on account of tax unless the Seller or the Servicer is required by law to make such a payment subject to the deduction or withholding or payment of or on account of tax, excluding any taxes on or measured by the overall net income or profit of the Purchaser (hereinafter referred to as “Applicable Taxes”). In such a case the sum payable by the Seller or the Servicer in respect of which such deduction or withholding or payment which is required to be or is made shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding or payment (and any additional deduction or withholding or payment for or on account of tax in respect of such increased amount), the Purchaser receives and retains (free from liability in respect of any such deduction or withholding or payment) a net sum equal to the sum which it would have received and so retained had no such deduction or withholding or payment been made or required to be made.

14.2	Without prejudice of the Purchaser’s right in accordance with Clause 2.6, the Seller agrees to pay any present or future stamp, court or documentary taxes or any other excise or property taxes, value added tax, charges or similar levies imposed by any governmental entity or taxing authority therein which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to this Agreement or which may be required to assure the admissibility in evidence of this Agreement (hereinafter referred to as “Other Applicable Taxes”).

14.3	The Seller hereby indemnifies the Purchaser and the Transaction Administrator for the full amount of Applicable Taxes and Other Applicable Taxes (including, without limitation, any Applicable Taxes and Other Applicable Taxes imposed on amounts payable under this Clause 14) paid by the Purchaser or the Transaction Administrator and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto.

14.4	Within 30 days after the date of any payment of Applicable Taxes, the Seller or the Servicer (as applicable) shall provide the Transaction Administrator with a copy of a receipt evidencing payment thereof. The Transaction Administrator shall provide the Purchaser with a copy of such receipt. If Applicable Taxes are payable in respect of any payment hereunder by the Seller or the Servicer (as applicable) but an exemption in relation to such Applicable Taxes is available, the Seller shall, upon the reasonable request of the Transaction Administrator, provide the Transaction Administrator with a certificate from each relevant taxing authority, or an opinion of tax counsel acceptable to the Transaction Administrator, in either case stating that such payment is exempt from or not subject to Applicable Taxes. This indemnification shall be made within thirty days from the date the Purchaser makes written demand thereof.

14.5	If the Seller or the Servicer becomes obliged to pay any Applicable Taxes or Other Applicable Taxes with respect to any amounts payable to the Purchaser or the Transaction Administrator hereunder, the Purchaser or the Transaction Administrator (as applicable) shall use its reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to take such steps as would avoid or reduce the amount of such Applicable Taxes or Other Applicable Taxes; provided that no such steps shall be required to be taken if, in the reasonable judgement of the Purchaser or the Transaction Administrator, such steps would be disadvantageous to the Purchaser or the Transaction Administrator.

14.6	Provided that no Termination Event has occurred and is continuing, all amounts payable under and pursuant to this Clause 14 shall be paid on the Settlement Date immediately following the date the Purchaser or the Transaction Administrator makes written demand therefor or if the immediately following Settlement Date occurs less than 10 Business Days after the date of such demand, the next following Settlement Date provided that if after the date of such demand the relevant Settlement Date contemplated in this paragraph will not occur, the amounts contemplated in this paragraph shall be paid no later than 45 Business Days after the date of such demand. If a Termination Event has occurred and is continuing, all amounts payable under and pursuant to this Clause 14 shall become immediately due and payable upon demand being made by the Purchaser or Transaction Administrator.

Clause 15: Representations and Warranties

During the time this Agreement remains applicable, each of the Seller and the Servicer represents and warrants to the Purchaser that:

15.1	it is a company validly constituted in accordance with Belgian law, with power to enter into this Agreement;

15.2	it has validly executed this agreement and that the entry into and performance by it, and the transactions contemplated by this Agreement do not and will not conflict with its constitutional documents;

15.3	it complies with the laws and regulations applicable to its activities, except to the extent that non-compliance would not, individually or in the aggregate, have a Material Adverse Effect;

15.4	none of the events listed in Clauses 17 and 18 exists;

15.5	there has been no material adverse change in the collectibility of the Receivables or in the operating condition of the Seller;

15.6	there has been no change with respect to the Seller or the Servicer since the date of the most recent audited financial accounts delivered under Clause 16.1.1 which has had or would have, individually or in the aggregate, a Material Adverse Effect;

15.7	no legal proceedings (including insolvency) exist or are threatening against the Seller or the Servicer which would, individually or in the aggregate, have a Material Adverse Effect or would reasonably be expected to give rise to any legal restraint or prohibition against or challenge the Transaction Documents or any of the transactions contemplated therein;

15.8	this Agreement is not contrary to any legal or contractual provisions applicable to them, and that no purchase of Receivables hereunder will breach the terms of any facility or other covenants of the Seller, or constitute an event of default under such facilities;

15.9	no event of default, failure to pay or enforcement of security exist under any credit facility or other financial borrowing of the Seller in respect of amounts in excess of Euro 1,000,000;

15.10	any factual information taken (as a whole) provided to the Purchaser or the Transaction Administrator under this Agreement is true, accurate and complete in all material respects;

15.11	without prejudice to Clause 18.1.3 (1), the Receivables presented for purchase are Eligible Receivables for Purchase as defined in Clause 1 to this Agreement;

15.12	it has complied with the Credit and Collection Policies and will not make any material change in such policies unless with the prior written consent of the Purchaser;

15.13	it owns the Receivables free and clear of any Adverse Right, and such Receivables are not subject to any attachment (“saisie mobilière”, “saisie-arrêt” / “roerend beslag”, “derdenbeslag”);

15.14	it uses Exchange Rates which do not differ significantly from official exchange rates;

15.15	there is no floating charge (“pand op de handelszaak”/“gage sur fonds de commerce”) or similar encumbrance under the law of any jurisdiction over its business, nor any undertaking or mandate with a view to create of any such floating charge or similar encumbrance;

15.16	it has the capability (i) at any given time to identify each individual Purchased Receivable, and (ii) to track Total Collections in respect of each of the Purchased Receivables;

15.17	each of the representations and warranties under this Clause 15 by each of the Seller and the Servicer shall be true and correct on each Purchase date, in all material respects, except for those representations or warranties which are already qualified as to materiality and for representations under Clauses 15.11 to 15.16 (including), which shall be true and correct;

15.18	it is not in default of payment of any amount in excess of Euro 1,000,000 owing by it to the tax authorities or social security authorities unless contested in good faith; and

15.19	subject to Clause 16.3, the Discounted Receivables Purchase Agreements contain or will contain similar representations, warranties and covenants as the ones set out under this Clause 15 and which are customary for similar transactions and there is no breach of any of these representations, warranties and covenants.

Clause 16: Undertakings

16.1	Information, Accounts, Records.

Each of the Seller and the Servicer undertakes:

16.1.1	(i) to supply to the Transaction Administrator its annual balance sheet and profit and loss statement, approved by the General Assembly as soon as possible and at any rate within the 180 days following the end of its accounting year, and (ii) to provide its semi-annual interim balance-sheet as well as the interim profit and loss statement, on an unaudited basis and without approval by the General Assembly, as soon as possible and at any rate within 90 days following the end of the first half of each one of the accounting years;

16.1.2	to keep proper documents, books, records and other information necessary or useful for the control and the recovery of the Purchased Receivables and the monitoring of the Programme;

16.1.3 (A)	once per calendar year as well as at any time following the occurrence and during the continuance of any of the events provided for in Clauses 17 and 18, subject to two Business Days’ notice period, except for events referred to in Clauses 17.1 (d) and 18.1.3 (n) or in case of suspicion of fraud referred to in Clause 16.1.6 in which cases no notice shall be required,

(i)	to give the Transaction Administrator, its agents or representatives, access to the premises where they operate their activities in order to enable them to carry out a due diligence; and

(ii)	to inspect, verify, remove and take copies (at the expenses of the Originators and the Servicer) of any books, orders, accounts, records, correspondence documents regardless of the medium on which they are contained and which contain information in respect of or are relevant for the Purchased Receivables and the Ancillary Rights; and

(iii)	to implement within the time framework required by the Transaction Administrator, its agent or representatives, any recommendations relating to any of their obligations under this Agreement issued by the Transaction Administrator, its agent or representatives any recommendation;

(B)	by 31 July 2007,

(i)	to give the Transaction Administrator, its agents or representatives, access to the premises where they operate their activities in order to enable them to carry out a due diligence in relation to the Seller’s portfolio of Receivables originated by Greif Packaging France SAS or Greif Packaging Spain S.A., its systems and practices; and

(ii)	to inspect, verify, remove and take copies (at the expenses of the Originators and the Servicer) of any books, orders, accounts, records, correspondence documents regardless of the medium on which they are contained and which contain information in respect of or are relevant for the portfolio, systems and practices referred to under (i); and

(iii)	to implement within the time framework required by the Transaction Administrator, its agent or representatives, any recommendations relating to any of their obligations under this Agreement issued by the Transaction Administrator, its agent or representatives any recommendation.

16.1.4	to implement the agreed recommendations and adaptations as provided for in the due diligence key report referred to under clause 3.3.2 by March 2005 or in any subsequent letter resulting from the annual audit by the time indicated in such letter, which time shall be reasonable;

16.1.5	to supply the Purchaser and the Transaction Administrator with all documents available and purported to be available and needed for the recovery of an unpaid Purchased Receivable or all documents available and purported to be available from Obligors certifying the existence and the amount of the Purchased Receivables and each of the Seller and the Servicer procures that all documents representing the Purchased Receivables (including without limitation documents relating to the payment and/ or collection of the Purchased Receivables) and all information in relation to the Purchased Receivables will be remitted and communication to the Purchaser at first demand;

16.1.6	at any time, at the request of the Purchaser or the Transaction Administrator in case of suspicion of fraud and if such suspicion is not cleared by the delivery of appropriate documents to the Transaction Administrator, to request its auditors to contact at the expense of the Seller a sample of Obligors to ensure the existence of the Purchased Receivables.

16.1.7	to notify for consent the Transaction Administrator of any major change in the Credit and Collection Policies;

16.1.8	to notify the Transaction Administrator of any major legal proceeding filed against them;

16.1.9	to notify the Transaction Administrator of any major legal, financial or other changes in their structure, activity, patrimonies or economical and financial situation which could materially affect the Programme;

16.1.10	at any time within business hours, subject to two Business Days’ notice period, except if an event referred to in Clauses 17.1 (d) or 18.1.3 (n) or in case of suspicion of fraud referred to in Clause 16.1.6., to allow and each of the Seller and the Servicer procures that the Originators and the Servicer will allow the Transaction Administrator and its agents or representatives to conduct an on-site examination of the books, records and documents of the Seller, the Originators or the Servicer as to check the compliance with the transmission or endorsement to the Purchaser of all bills of exchange or promissory notes, to the extent transmission or endorsement is required under this Agreement;

16.1.11	to send the Compliance Certificate on a semi annual basis within two weeks after publication of the balance-sheet and profit and loss statement.

16.2	Concerning the Purchased Receivables

Each of the Seller and the Servicer undertakes:

16.2.1	not to dispossess itself from any document representing a Purchased Receivable, and to remit them to the Purchaser or to the Transaction Administrator, at first demand;

16.2.2	without prejudice to the obligation to fulfil its duties as Servicer or provided for in the Servicing Agreement, not to use the rights, options, privileges (“privièges”/“voorrechten”), appeals, title deeds and/or interests linked to the Receivables without having obtained the prior written approval of the Transaction Administrator;

16.2.3	(i) in relation to each Purchased Receivable other than a French Receivable or a Spanish Receivable: not to draw any bill of exchange in connection with a Purchased Receivable, nor to demand or receive from any Obligor, or otherwise permit the creation by any Obligor of, any promissory note in connection with a Purchased Receivable, except if that bill of exchange or promissory note is immediately endorsed to the Purchaser; and

(ii) in relation to each Purchased Receivable which is a French Receivable or a Spanish Receivable, unless if first approved in writing by the Purchaser, not to transmit or endorse to the benefit of a third party (other than the Purchaser) any bill of exchange or promissory note created or existing.

16.2.4	not to sell, assign, or dispose of any Purchased Receivables;

16.2.5	except as permitted under the Servicing Agreement, not without the prior consent of the Transaction Administrator, extend, amend or otherwise modify the terms of any Purchased Receivable;

16.2.6	not to grant security over any of the Purchased Receivables to any third party; and

16.2.7	to comply with the terms of the Credit and Collection Policies and to ensure that the Credit and Collection Policies will be implemented in all respects by the Originators, the Servicer and the Seller by March 2005 at the latest.

16.3	Concerning the Discounted Receivables Purchase Agreements

(a)	The Seller undertakes to comply with the following procedure in order to amend, modify or waive or permit the amendment, modification or waiver of any term or condition of any of the Discounted Receivables Purchase Agreements:

(i)	the Seller shall notify the Purchaser of a proposed amendment, modification or waiver of any term or condition of any of the Discounted Receivables Purchase Agreements;

(ii)	the Purchaser shall inform the Seller not later than 5 Business Days after the notification referred to under (i) above whether or not it consents to the proposed amendment, modification or waiver; and

(iii)	the Programme will be terminated in accordance with Clause 18.1.3 (a) if the Purchaser has refused to give its consent in accordance with paragraph (ii) and if within a period of 3 Business Days after the notification of such refusal:

(A)	the Parties have not reached an agreement;

(B)	the Seller has not withdrawn its request for consent to a proposed amendment, modification or waiver; or

(C)	the Seller has not notified the Purchaser of an alternative proposal in accordance with paragraph (i) above.

(b)	Without prejudice to paragraph (a) above, the Seller shall supply the Purchaser and the Transaction Administrator with a copy of any amendment, modification or waiver to any term or condition of any Discounted Receivables Purchase Agreement.

(c)	The Seller undertakes to exercise its right under clause 2.9 of the Discounted Receivables Purchase Agreement entered into with the French Originators and to impose a weekly transfer by way of subrogation on the French Originators upon request of the Purchaser. Such request shall be made by a written notice from the Purchaser to the Seller at least 5 Business Days prior to the next French Purchase Date.

16.3	Concerning the Credit Insurance Contract

(a)	The Seller undertakes to arrange for an endorsement to the Credit Insurance Contract, providing for the appointment of the Purchaser as the sole loss payee, upon the written request of the Purchaser; and

(b)	The Seller will not agree to the appointment of any loss payee under the Credit Insurance Contract, except as provided in paragraph (a) above.

Clause 17: Acceleration of the Transfer Dates

17.1	The Transaction Administrator reserves the right to impose daily, bi-weekly or weekly Transfer Dates (such acceleration of Transfer Dates shall be referred to as an “Acceleration”) as well as weekly Settlement Dates, subject to 3 Business Days’ notice. The Transaction Administrator may exercise its right by giving such notice as from the date on which the Purchaser or the Transaction Administrator is informed of the occurrence of one of the following events:

(a)	if one or more bill of exchange, with a minimum aggregate amount of Euro 1,000,000, bearing the signature of the Seller or the Servicer in whatever capacity, is protested or is not paid within the month of its due date;

(b)	if one or more cheques, with a minimum aggregate amount of Eur 1,000,000, bearing the signature of the Seller or the Servicer is not paid within the month of its due date, is protested or subject to an equivalent procedure if the Purchaser believes that this leads or is likely to lead to a Material Adverse Effect;

(c)	in the event of a delay in the execution of any obligation of the Seller or the Servicer towards the tax authorities or a social security body or in the event that legal proceedings are instituted against it by one of these authorities or bodies except if the Seller or the Servicer provides a justification acceptable to the Transaction Administrator;

(d)	in the event a preliminary investigation conducted in accordance with applicable law for fraud, theft, breach of trust, forgery or corruption is issued against a de jure or de facto body (“administrateur / gérant de droit ou de fait” / “wettelijke of feitelijke bestuurder/zaakvoerder”) of the Seller or the Servicer;

(e)	if the Servicer breaches a covenant as listed in clause 6 of the Servicing Agreement;

(f)	if a temporary administrator (“administrateur provisoire” / “voorlopige bewindvoerder”) is appointed to manage the business of the Seller or the Servicer;

(g)	if an event arises or is announced which could reasonably be expected to have a Material Adverse Effect;

(h)	if the Seller extends terms of payment for Purchased Receivables representing more than 10% of the Global Portfolio; and

(i)	if there occurs a major legal, financial or other change in the structure, activity, assets and liabilities or economical and financial situation of the Seller and/or the Servicer which has a Material Adverse Effect and jeopardises the Programme, in particular by deteriorating their capacity to fulfil the obligations under the Programme, or by deteriorating the quality and collectibility of Purchased Receivables.

The Seller and the Servicer shall inform the Transaction Administrator as soon as they are aware of the occurrence of one of these events.

17.2	The consequences of an Acceleration are the following:

a)	the Purchaser will impose daily, bi-weekly or weekly Transfer Dates, or any other frequency;

b)	in accordance with clause 4.4 of the Servicing Agreement, the Servicer will pay to the Purchaser on the Transfer Date the Total Collections received until such date to the account number as designated by the Purchaser;

c)	the Purchaser will reduce the Collection Period and the regularity of the sending of the Template as the case may be;

d)	at first request of the Purchaser or the Transaction Administrator, the Seller will and procures that the French Originators and the Spanish Originators will transmit to the Purchaser or endorse to the benefit of the Purchaser any bill of exchange or promissory note created or existing in connection with any Eligible Receivable for Purchase which is a French Receivable or a Spanish Receivable; and

e)	the Purchaser may change the regularity of the Settlement Date and of the Transmission Date to a weekly Settlement Date and Transmission Date.

Clause 18: Termination

18.1	Termination Events :

18.1.1	The Programme will be terminated without notice, and a Termination Event will occur, if, with respect to the Seller, the Servicer, any Originator and/or a Material Company, one of the following events arises:

a.	any person presents a petition, or files documents with a court or any register, for bankruptcy;

b.	any corporate action is taken or legal proceedings have commenced against it for its liquidation (“dissolution et liquidation”/ “ontbinding en vereffening”);

c.	in case of proceedings for composition (“concordat judiciaire” / “gerechtelijk akkoord”):

(i)	in case the Seller, the Servicer, any Originator and/or a Material Company file(s) for composition;

(ii)	in case the application for composition of the Seller, the Servicer or any Originator is refused; the Seller, the Servicer or the Originator does not anymore meet the conditions for composition; the court does not authorise payment to be deferred; the provisional or final payment deferment is terminated; the Purchaser or any creditor regains its full rights;

d.	this Agreement ceases to be legal, valid and binding for any reason.

18.1.2	Except if during such notice period the Seller has exercised its repurchase option in accordance with Clause 24.2, the Programme will be terminated and a Termination Event will occur upon 3 Business Days’ notice as from the date on which the Seller received the relevant notification confirming that:

(i)	at any date the GIPP exceeds (or would exceed as a result of a transfer of Receivables to take place on that date) the aggregate Outstanding Nominal Value of all Receivables then constituting the Global Portfolio minus the GDPP;

(ii)	the weighted average contractual term for payment of the Purchased Receivables exceeds 90 days;

18.1.3

Except if during such period the Seller proves that it has remedied the situation as invoked by the Purchaser or the Transaction Administrator to support its decision or if, in relation to paragraphs (b), (f), (g), (h), (i), (j), (k), (l) and (m) below, the Seller has exercised its repurchase option in accordance with Clause 24.2 or if, in case of paragraph (b) below, the Purchaser and the Seller have agreed that the Programme will not be terminated, the Programme will be terminated and a Termination Event will occur, upon the date on which the Purchaser has determined that a termination of the Programme is required in the case referred to under Clause 18.1.3(b) below, upon 1 Business Day notice as from the date on which the Seller received the relevant notification in the case referred to under Clause 18.1.3 (j) (i) below and upon 3 Business Days’ notice as from the date on which the Seller received the relevant notification in the following cases (except the case referred to under Clause 18.1.3 (j)(i) below):

a.	a representation and/or undertaking listed in Clauses 15 and 16.1.2, 16.1.3, 16.1.5, 16.1.6, 16.1.8, 16.1.9, 16.1.10, 16.2, 16.3 and 16.4 is inaccurate or not complied with respectively;

b.	the outcome of the due diligence report referred to under Clause 16.1.3 (B) is not satisfactory to the Purchaser, provided that, after a reasonable consultation period during which the Purchaser and the Seller will enter into negotiations to determine whether a termination will be required, the Purchaser has determined that a termination of the Programme will be required;

c.	the Purchaser has refused to give its consent to and the Seller and the Purchaser have not reached an agreement in relation to a proposed amendment, modification or waiver of any term or condition or any of the Discounted Receivables Purchase Agreements in accordance with Clause 16.3(a) of this Agreement;

d.	the Seller and/or the Servicer, if the Seller is Servicer, fails to pay during at least 2 Business Days any amount due under this Agreement;

e.

without prejudice to paragraph (a), the Seller and/or the Servicer, if the Seller is Servicer, does not comply with one or several of its other obligations under this Agreement, in whatever capacity and this failure, if capable of remedy, remains unremedied (i) in the event of non-compliance with its obligations under Clause 16.1.1, 16.1.4, 16.1.7 and

16.1.11 for 30 Business Days after notice thereof from the Purchaser or the Transaction Administrator or (ii) in the event of non-compliance with any obligations under this Agreement (other than referred to under paragraph (i)), for 3 Business Days after notice thereof from the Purchaser or the Transaction Administrator;

f.	the Monthly Default Ratio as calculated in accordance with Enclosure IV and stated in the Transaction Administrator Report, exceeds 3.14%;

g.	the Monthly Dilution Ratio as calculated in accordance with Enclosure IV and stated in the Transaction Administrator Report, exceeds 5.5%;

h.	the D.S.O. (Days Sales Outstanding) calculated by the Transaction Administrator has been exceeding 65 days for 2 consecutive months.

The D.S.O equals to :

(the Outstanding Nominal Value of the Global Portfolio on the last day of the relevant Data Period + the Outstanding Nominal Value of the Global Portfolio of the 2 previous months each time as existing on the last day of the relevant Data Period) * 90

(the Portfolio of the concerned Data Period + the Portfolio of the 2 previous Data Periods )*3 the result being expressed in number of days;

i.	the GIPP at any time becomes less than Eur 15,000,000;

j.	after notification by the Transaction Administrator of the persistence of an event described in Clause 17 which is reasonably likely to lead to a Material Adverse Effect (without prejudice, for the avoidance of doubt, to any other provision of this Clause 18), provided that:

(i)	for events as described in Clause 17.1(i), the persistence lasts during more than 3 Business Days;

(ii)	for events as described in Clause 17.1 (e) and (h), the persistence lasts during more than two months; and

(iii)	for any other events as described in Clause 17.1, the persistence lasts during more than one month.

k.	in case of merger of the Seller or the Servicer with another company, or demerger;

l.	a significant change occurs in the shareholding structure of the Seller, and if the Transaction Administrator considers that such event is likely to modify the risks relating to the Seller and/or the Servicer under this Agreement; a significant change is considered to occur if existing shareholders would cease having de jure or de facto, direct or indirect control (as defined in Article 5 of the Belgian Companies Code) over the Seller and/or the Servicer;

m.	on any Settlement Date, Ineligible Receivables for Purchase assigned by the Seller and still outstanding represent more than 5% of the Global Portfolio;

n.	The net worth of the Purchaser becomes less than €250 mio; For the purpose of this Clause, “net worth” means common stock, paid in capital, currency translation, revaluation reserves, retained earnings and treasury stock;

o.	an indictment for fraud, theft, breach of trust, forgery or corruption is initiated against a de jure or de facto body (“administrateur / gérant de droit ou de fait” / “wettelijke of feitelijke bestuurder/zaakvoerder”) of the Seller or the Servicer except if the Seller or the Servicer provides a justification acceptable to the Transaction Administrator;

p.	the Seller or the Servicer is in breach of any financial covenant or ratio in any of its existing and future syndicated credit facilities or its existing and future securitisation programme;

q.	in case of termination of the Servicing Agreement.

The Seller and the Servicer shall inform the Transaction Administrator as soon as they are aware of the occurrence of any of these events or of their likely occurrence, in which latter case the Transaction Administrator undertakes to inform the Seller and the Servicer as soon as possible whether such event is susceptible to trigger the termination of this Agreement.

18.2	Consequences of a Termination Event

Save in relation to the consequences mentioned under 18.2.4 to 18.2.7 for the events 18.1.3 (a) if the latter refers to clauses 19 and 20 when a Termination Date occurs:

18.2.1	the Purchaser ceases to purchase new Receivables as from the day of the Termination Date:

18.2.2.	the Servicer, and if he fails to do so, the Seller, will provide without delay the ageing balance detailed per Obligor, cut-off at the Termination Date;

18.2.3.	no further Instalment of GDPP shall fall due unless and until the balance of the GIPP shall have been reduced to zero and any credit balance of the Current Account shall have been duly paid to the Purchaser. Thereafter, payment of Instalments of GDPP will be resumed in accordance with Clause 8.2.

18.2.4	the Servicing Fee shall continue to be paid when the balance of the GIPP shall have been reduced to zero;

18.2.5	the Purchaser or the Transaction Administrator on its behalf is allowed to (i) give formal notice of a legal transfer or assignment of each Receivable to the relevant Obligor in the form as set out in Annex II to Enclosure IX (with respect to French Receivables) and Enclosure XI (with respect to Receivables other than French Receivables) and (ii) notify new payment instructions or have them notified to the Obligors whose Receivables have been purchased; for that purpose the Seller shall grant in favour of the Purchaser and the Transaction Administrator, prior to the first Purchase Date a power of attorney that will allow the Purchaser or the Transaction Administrator to notify the Obligor on behalf the Seller;

18.2.6	the Transfer Dates become daily (i.e. take place on each Business Day);

18.2.7	the Seller will and procures that the French Originators and the Spanish Originators will transmit to the Purchaser of endorse to the benefit of the Purchaser any bill of exchange or promissory note created or existing in connection with any Eligible Receivable for Purchase which is a French Receivable or a Spanish Receivable; and

18.2.8	the Purchaser or the Transaction Administrator may appoint a Backup Servicer for the collection of the Receivables according to the terms and conditions specified in the Servicing Agreement. In the event that a Backup Servicer is appointed, the Seller shall deliver to the Backup Servicer all documents and means of payment corresponding to the Purchased Receivables.

except if within the respective periods of notice as provided for in Clause 18, a bank guarantee, the issuer and amount of which shall be acceptable and approved by the Transaction Administrator, is issued in favour of the Purchaser, or, if within the same period the Seller has exercised the repurchase option set out in Clause 24 and paid the price thereof to the Purchaser and the credit balance of the Current Account if any.

18.3.	Insofar the provisions contained in this Clause do not derogate therefrom, the other Clauses of this Agreement will remain applicable until the parties have conclusively executed their obligations under this Agreement.

Clause 19: Exclusive rights

Throughout the duration of this Agreement the Seller will not enter into an agreement or an arrangement with a third party involving similar objectives as those contained in this Agreement and concerning the purchase of trade receivables, excluding lines of credit to the Seller by third parties or affiliates of Seller, without the Purchaser’s prior written consent such consent not to be unreasonably withheld.

Clause 20: Confidentiality

20.1	Each Party agrees to treat all information of any kind transmitted by the other Party as confidential. The parties agree not to divulge such information to any other person and to ensure that their respective personnel similarly respect the confidential nature of such information.

20.2	This provision shall not prevent:

20.2.1	either Party from transmitting such information as may be required by its statutory auditors, public organisations or any governmental, regulatory, fiscal, or monetary institution or other authority, in so far as it is obliged to do so by the applicable laws and regulations in force;

20.2.2	the Purchaser from transmitting such information to any person who will provide or will undertake to provide directly or indirectly funds to the Purchaser or any agent appointed by the Purchaser, provided that the Purchaser undertakes that such person shall be bound to treat such information as confidential under the same terms and subject to the same conditions as provided for in the Transaction Documents;

20.2.3	the Purchaser from using any original or duplicate copy of the contractual documentation or any computer information referred to in this Agreement in order to take all such measures deemed necessary by the Purchaser to preserve, and/or enforce its rights under the Transaction Documents, including without limitation any legal actions;

20.2.4	either Party from providing the Rating Agencies with any information they may require;

20.2.5	either Party from transmitting such information as may be in the public domain other than as a result of a breach of this Clause by such Party;

20.2.6	the Purchaser from using exclusively the following information: the amount involved in the transaction, the countries concerned, the number of originators in such countries, the structure of the transaction, the identity of the legal counsels involved in the transaction, the closing date of the transaction, the maturity of the transaction and the identity of the parties to the transaction.

20.3	This obligation to preserve confidentiality shall remain valid for 2 years from the Termination Date.

Clause 21: Indemnity

21.1.	Increased Costs

21.1.1	If as a result of (1) either the introduction of or any change in, or in the interpretation or application of, any law or regulation, or (2) the compliance by the Purchaser with any law or regulation made after the date of this Agreement, the Purchaser suffers or incurs:

a)	a reduction in the rate of return from a commitment under or in respect of this Agreement or on its capital employed in respect of obligations under this Agreement or arising in connection herewith or therewith; or

b)	an additional or increased cost which is attributable to the Purchaser (or any affiliate thereof) having entered into a commitment in respect of this Agreement or funding or performing its obligations hereunder or thereunder, including, without limitation, any increased cost arising as a result of a requirement to increase the amount of capital required or expected to be maintained by the Purchaser against any commitment entered into in respect of this Agreement; or

c)	a reduction of any amount due and payable under this Agreement,

then the Seller shall, forthwith upon receipt of a written demand therefore from the Purchaser pay directly to the Purchaser or (if so specified in the written demand) to the Transaction Administrator on its behalf such amount or amounts as shall be sufficient to compensate the Purchaser for such additional or increased cost incurred or such reduction suffered. A certificate setting forth in reasonable detail any amounts claimed by the Purchaser under this Clause 21.1 shall be conclusive and binding for all purposes, except in case of manifest error.

21.1.2	Anything in this Clause 21.1 to the contrary notwithstanding, if the Purchaser has entered into an agreement to purchase Receivables from or to make loans to one or more other persons (“Other Persons”), the Purchaser shall allocate in a reasonable manner the liability for any amounts under this Clause 21.1 to the Seller and each Other Person; provided, however, that if in the Purchaser’s reasonable opinion such costs are attributable to the Seller and/or the transactions contemplated by this Agreement, and not attributable to any Other Person or any other transactions, the Seller shall be solely liable for such costs.

The agreements and obligations of the Seller contained in this Clause 21.1 shall survive the termination of this Agreement.

21.2.	Indemnities by the Seller

21.2.1

Without limiting any other rights which the Transaction Administrator or the Purchaser may have hereunder or under applicable law, the Seller hereby agrees to indemnify the Transaction Administrator, the Purchaser and their assigns, and each of their respective directors, officers, employees, agents and attorneys (all of the foregoing being collectively referred to as “Indemnified Parties”) from and against any and all damages, losses, claims,, taxes, liabilities and related costs and expenses, including reasonable attorneys’ fees (which attorneys may be employees of the Transaction Administrator or the Purchaser) and disbursements (all of the foregoing being collectively referred to as “Indemnified Amounts”) awarded against or incurred by any of them arising out of or resulting from this Agreement.

a)	the sale of any Receivable under this Agreement or, in relation to French Receivables, under a French Transfer Document, which is not at the date of purchase an Eligible Receivable for Purchase;

b)	reliance on any representation or warranty made or deemed made by the Seller, the Servicer or any of their respective officers under or in connection with this Agreement which shall have been false or incorrect in any material respect when made or deemed made or delivered;

c)	the failure by the Seller or the Servicer to comply with any term, provision or covenant contained with this Agreement, or with any applicable law, rule or regulation with respect to any Receivable, the related commercial contract or the nonconformity of any Receivable or the related commercial contract with any such applicable law, rule or regulation and irrespective whether or not such failure was caused by the non-compliance of any Originator with any term, provision or covenant contained in the Discounted Receivables Purchase Agreement, in the contracts of sale entered into by any Originator with any Obligor or with any applicable law or regulation with respect to any Receivable;

d)	the failure to vest and maintain vested in the Purchaser or to transfer to the Purchaser ownership of the Receivables and the ancillary assets which are, or are purported to be, sold by the Seller hereunder in each case free and clear of any Adverse Claim whether existing at the time of the purchase of any such Receivable or at any time thereafter;

e)	the failure by the Seller to make any payment required on its part to be made hereunder;

f)	the failure to file, or any delay in filing, instruments or documents under the laws of any applicable jurisdiction or other applicable laws with respect to any Receivables and the ancillary assets which are, or are purported to be, sold by the Seller hereunder, whether at the time of any purchase or at any subsequent time;

g)	any dispute, claim, offset or defence (other than the discharge in bankruptcy or similar proceeding of an Obligor under a Receivable) of an Obligor to the payment of any Receivable which is, or is purported to be sold by the Seller hereunder (including, without limitation, a defence based on such Receivable or the related commercial contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the merchandise or services related to such Receivable or the furnishing or failure to furnish such merchandise or services;

h)	any failure by the Seller to perform its duties or obligations in accordance with the provisions of this Agreement or any failure by the Seller or any affiliate thereof to perform its respective duties under the commercial contracts relating to the Receivables;

i)	any products liability claim or personal injury or property damage suit or other similar or related claim or action of whatever sort arising out of or in connection with goods and/or merchandise which are the subject of any Receivable or related commercial contract;

j)	the failure to pay when due any taxes, including without limitation, sales, excise or personal property taxes payable in connection with any Receivables and ancillary assets;

k)	the commingling of Total Collections of any Purchased Receivables and ancillary assets at any time with other funds;

l)	any investigation, litigation or proceeding related to this Agreement or the use of proceeds of purchases or the ownership by the Purchaser of any Receivables and ancillary assets except any such investigation, litigation or proceeding arising from the negligence or wilful misconduct of the Purchaser or breach by the Purchaser of any of its obligations hereunder; or

m)	any attempt by any person to void or otherwise avoid any transfer of a Receivable or ancillary asset from the Seller to the Purchaser.

21.2.2.	The Seller shall be under no liability under Clause 21.2.1 above to pay:

a)	Indemnified Amounts to the extent a final judgement of a court of competent jurisdiction considers such Indemnified Amounts resulting from gross negligence or wilful misconduct on the part of the Indemnified Party seeking indemnification;

b)	Indemnified Amounts to the extent the same constitute losses solely by reason of the Receivables being uncollectable on account of the insolvency, bankruptcy or lack of creditworthiness of the related Obligor (as distinguished from losses arising in respect of any representation, warranty or covenant made by the Seller where applicable hereunder);

c)	taxes imposed by the jurisdiction in which such Indemnified Party’s principal executive office is located, on or measured by the overall net income of such Indemnified Party; or

d)	except with respect to any claim arising out of the wilful misconduct or negligence of the Seller, Indemnified Amounts constituting indirect and unforeseeable (“dommage imprevisible”/ “onvoorzienbare schade”) damages, provided however, that nothing contained in this Clause 21.2.2 shall limit the liability of the Seller or limit the recourse of the Indemnified Parties to the Seller for amounts otherwise specifically provided to be paid by the Seller under the terms of this Agreement.

21.2.3	Any indemnification in accordance with this Clause 21 shall be paid within 30 days of demand.

21.2.4	The Seller or the Servicer shall cease to have any liability under or in respect of this Clause on the date which is two years after the date of termination of this Agreement, provided that no GIPP is outstanding at that time and except in respect of a claim of which the Purchaser gives written notice to the Seller or the Servicer before that relevant date.

Clause 22: Recourses

No recourse under any obligation, covenant or agreement of the Purchaser as contained in this Agreement shall be made against any incorporator, stockholder, affiliate, officer, employee or director of the Purchaser, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise, it being expressly agreed and understood that the agreements of the Purchaser contained in this Agreement are solely the corporate obligations of the Purchaser, and that no personal liability whatsoever shall attach to or be incurred by the incorporators, stockholders, affiliates, officers, employees or directors of the Purchaser or any of them, under or by reason of any of the respective obligations, covenants or agreements of the Purchaser contained in this Agreement, or implied therefrom, and that any and all personal liability of every such incorporator, stockholder, affiliate, officer, employee or director of the Purchaser for breaches by the Purchaser of any such obligation, covenant or agreement, whether such liability arises under the Belgian law by statute or constitution or otherwise, is hereby expressly waived as a condition of and in consideration of the execution of this Agreement.

Clause 23: Survival of Clauses

The agreements and obligations of the Seller contained in the Clause 20 shall survive the termination of this Agreement.

Clause 24: Repurchase Option

24.1	Without prejudice to Clause 5.1 and Clause 24.2, after the Termination Date has occurred, the Seller shall be entitled to request the Purchaser to repurchase the Global Portfolio at a price corresponding to the Nominal Value of all Receivables of the Global Portfolio subject to the balance of GIPP being reduced to zero as a result of such repurchase and that the credit balance of the Current Account (taking into account the treatment of that price as a Collection) shall have been duly paid to the Purchaser.

To that effect, the Seller shall notify the Purchaser of its intention to repurchase the Global Portfolio five Business Days before the requested date of repurchase. The Purchaser shall not be obliged to accept such offer and shall notify the Seller of its decision no later than three Business Days after the receipt of the Seller’s notice. If such offer relates to French Receivables and the Purchaser accepts such offer, the Purchaser will have to perform all steps contemplated in the French Receivables Retransfer Procedure. If such offer relates to German Receivables and the Purchaser accepts such offer, the Purchaser will have to retransfer and reassign the respective German Receivables as contemplated in Clause 2.1.2. If such offer relates to Spanish Receivables and the Purchaser accepts such offer, the Purchaser will have to repurchase such Receivables as contemplated in Clauses 2.1.1 and 5.2.

24.2	During the 3 Business Days’ notice period referred to under Clause 18.1.2 and Clause 18.1.3, (e), (f), (g), (h), (i), (j), (k) and (l), the Seller shall be entitled to request the Purchaser to repurchase the Global Portfolio at a price corresponding to the Nominal Value of all Receivables of the Global Portfolio subject to the balance of GIPP being reduced to zero as a result of such repurchase and that the credit balance of the Current Account (taking into account the treatment of that price as a Collection) shall have been duly paid to the Purchaser at the latest at the time of such repurchase. Provided that the repurchase option is exercised before the end of the notice period, the Programme will not be terminated and a Termination Date will not occur in accordance with Clause 18.1.2 and 18.1.3. The repurchase will occur within the 3 Business Days’ notice period. If such request relates to French Receivables, the Purchaser will have to perform all steps contemplated in the French Receivables Retransfer Procedure. If such request relates to German Receivables, the Purchaser will have to retransfer and reassign the respective German Receivables as contemplated in Clause 2.1.2. If such request relates to Spanish Receivables, the Purchaser will have to repurchase such Receivables as contemplated in Clauses 2.1.1 and 5.2.

24.3	The payment by the Seller of the repurchase price will take place:

(i)	in the event of a repurchase in accordance with Clause 24.1, on the Settlement Date following its decision to repurchase the Global Portfolio and at the latest at the time of such repurchase and, with respect to French Receivables, upon performance of all steps (if any) required under the French Retransfer Procedure;

(ii)

in the event of a repurchase in accordance with Clause 24.2, within the 3 Business Days’ notice period and with respect to French Receivables, upon performance of all steps (if any) required under the French Retransfer Procedure.

The Seller will pay the repurchase price as follows:

a)	by way of set-off with the Instalment of GDPP, if any, that would be payable as at the repurchase date;

b)	the balance will be paid in cash.

Clause 25: Sale by the Purchaser of the Global Portfolio

25.1	The Purchaser shall be entitled to assign or transfer, wholly or partially, its rights, interest in or title to (i) the Purchased Receivables, without any requirement for the consent of the Seller, and (ii) this Agreement, provided that the prior consent of the Seller is obtained, except if a Termination Event has occurred or is continuing or if such consent is unreasonably withheld. Following such an assignment or transfer, each of the Transaction Administrator, the Servicer and the Seller hereby agrees that any assignee or transferee of the rights assigned or transferred under this Agreement or of all or any of the Receivables purchased by the Purchaser hereunder shall have all of the rights and benefits and be bound by all of the obligations and duties under this Agreement and in respect of the Receivables so assigned or transferred as if the term “Purchaser” explicitly refers to such assignees or transferees, and no such assignment shall in any way impair the rights or the benefits of the Purchaser from time to time hereunder.

25.2	Neither the Seller nor the Servicer shall be entitled to assign or transfer all or any of its rights or obligations under this Agreement at any time except with the prior written consent of the Transaction Administrator.

Clause 26: Compensation

26.1	Each Party is allowed to claim compensation from the other Party if, following the inexecution of all or part of the obligations of the latter, such Party suffers a loss.

26.2	The amounts claimed or received by any Party in application of Clause 22 do not reduce in any way the amounts that may be claimed or received from the other Party in any other way.

Clause 27: Solidarity between the Portfolio and the Italian Portfolio

27.1	If, following the Italian Effective Date and during the term of the Programme under this Agreement, a Cash Deficiency as defined in the Italian Receivables Purchase Agreement (an Italian Cash Deficiency), occurs in relation to the Italian Portfolio in relation to the Italian Data Period preceding the Settlement Date, the Excess Available Amounts of the Portfolio in relation to the Data Period preceding such Settlement Date will be allocated to decrease such Italian Cash Deficiency. The Seller specifically agrees that Excess Available Amounts may be allocated to and applied against an Italian Cash Deficiency as from the Italian Effective Date as provided for in the preceding sentence, on the condition that the Italian Receivables Purchase Agreement contains a similar provision permitting Excess Available Amounts (as defined under the Italian Receivables Purchase Agreement) to be allocated to a Cash Deficiency in the Portfolio.

27.2	If, following the Italian Effective Date and during the term of the Programme under this Agreement, Excess Available Amounts (as defined under the Italian Receivables Purchase Agreement) are allocated to decrease a Cash Deficiency in the Portfolio as provided for in the Italian Receivables Purchase Agreement, and later Solidarity Excess Available Amounts are available in the Portfolio, such Solidarity Excess Available Amounts will be used to reimburse the Excess Available Amounts (as defined under the Italian Receivables Purchase Agreement) that have been allocated to decrease the Cash Deficiency of the Portfolio (the Solidarity Amount).

27.3	The Seller specifically agrees that Solidarity Excess Available Amounts may be allocated to and applied against a Solidarity Amount as from the Italian Effective Date as provided for in Clause 27.2 on the condition that the Italian Receivables Purchase Agreement contains a similar provision permitting Solidarity Excess Available Amounts (as defined in the Italian Receivables Purchase Agreement) to reimburse Excess Available Amounts of the Portfolio that have been allocated to decrease an Italian Cash Deficiency.

Clause 28: Communications

28.1	Any notification or communication under this Agreement will be addressed to the other Party in the following manner:

To the Seller :
(name)	: Greif Coordination Center BVBA
(address)	: Beukenlei 24
: B-2960 Brecht
Attn.	: Michel Verholen
Fax	:+32 (0)3 670 02 04
E-mail	: Michel.Verholen@Greif.com/Factoring@Greif.com

To the Servicer:
(name)	: Greif Belgium BVBA
(address)	: Bollaarstraat 6
B - 2500 Lier
Attn.	: Carlo Boudewijns
Fax	:+32 (0)3 491 06 51
E-mail	: Factoring@Greif.com

To the Purchaser:
(name)	: ING Belgium S.A.
(address)	: avenue Marnix 24
1000 Brussels
Attn.:	: Valérie Jordens
Fax:	: 32.2-547.20.55.

with a copy to the Transaction Administrator and to:

(name)	: ING Belgium S.A.
(address)	: avenue Marnix 24
1000 Brussels
Attn.:	: Valérie Jordens
Fax:	: 32.2-547.20.55.
E-mail	: valerie.jordens@ing.be

Any change to the data relating to the Seller, the Servicer, the Transaction Administrator or the Purchaser mentioned above will only take effect on the 5th day following the delivery by post of a registered letter containing the change.

28.2	Unless otherwise specified in this Clause, all notifications or communications will be effected by registered mail, express courier or fax. These notifications and communications will be deemed to have been made on the date (i) of their delivery by post in the case of a registered letter, or (ii) indicated on the document established by the fax and confirming the dispatch.

28.3	Any notification referred to in Clauses 17 and 18 will be made by registered letter at the post with acknowledgement of receipt. A copy of this letter will be addressed to the addressee by fax on the day the letter is dispatched by post. The notification will take effect on the date of delivery.

28.4	Each of the Seller and the Servicer authorises the Purchaser and the Transaction Administrator to act on the basis of the notifications received at the fax number of the Purchaser or the Transaction Administrator, indicated under 28 if:

28.4.1	the fax has been sent from the Seller’s or the Servicer’s fax number, as indicated under Clause 28; and

28.4.2	the signatures appended on the fax are apparently those of the officers empowered to issue such notifications for account of the Seller or the Servicer.

The Seller and the Servicer bear full responsibility for all damages that may result from the fact that the Purchaser or the Transaction Administrator may have acted on the basis of such notification.

28.5	The communications referred to in Clause 4 will be carried out exclusively by computer, i.e. by transfer, by phone (modem) of computer records or on a computer disk sent by mail. The electronic records thereof maintained by the Purchaser or the Transaction Administrator shall constitute prima facie evidence of the existence, time and contents of such communications.

28.6	Each of the Seller and the Servicer authorises the Purchaser and the Transaction Administrator to act on the basis of communications received in accordance with Clause 28 and bears full responsibility for any damage that may result from the fact that the Purchaser or the Transaction Administrator may have acted on the basis of such communications.

Clause 29: Absence of Revocation

If a Party abstains from invoking a violation by the other Party of one of the provisions of the Agreement or a failure to comply with one of its obligations, this may in no way be construed as a revocation of the right to invoke subsequently such violation or failure or any other violations or failures that may arise under this Agreement. Likewise, failure to exercise a right arising under this Agreement may in no way be construed as a revocation to use this right in the future.

Clause 30: Amendments

No amendment to this Agreement will be effective unless made in writing and signed by the Parties.

Clause 31: Law and jurisdiction

31.1	This Agreement shall be governed by, and construed in accordance with, the law of Belgium and the Belgian courts will solely be competent to settle any disputes.

31.2	Clause 2.1.2 of this Agreement is governed by German law.

31.3	For the avoidance of doubt, the following matters in relation to the Receivables originated by the Portuguese Originator are governed by Portuguese law: (i) all matters relating to the transferability of such Receivables; (ii) the relationship between the Seller and the Obligors of such Receivables, (iii) the effectiveness of the transfer of such Receivables towards the debtors and (iv) the transfer of any retention of title rights relating to such Receivables.

SIGNATORIES

Signed in 5 originals on the date specified below the parties’ signature

ING BELGIUM S.A. the Purchaser

name: title:

GREIF COORDINATION CENTER BVBA the Seller

name: title:

ING BELGIUM S.A. the Transaction Administrator

name: title:

GREIF BELGIUM BVBA the Servicer

name: title:

ENCLOSURE I

ELIGIBILITY CRITERIA

There are 2 types of eligibility criteria:

a)	Eligibility criteria for purchase

b)	Eligibility criteria for calculation of the GIPP

1.	ELIGIBILITY CRITERIA FOR PURCHASE

The Receivables that satisfy each of the following criteria are Eligible Receivables for Purchase:

1.1	the Obligor is not an individual;

1.2	the Receivable is owed by an Obligor acting out of an establishment located in any of the following countries: Belgium, France, Germany, the Netherlands, Spain, England and Wales, Portugal, Switzerland and Sweden;

1.3	the Obligor is not a consumer as defined in the Credit Law of June 12, 1991 or of the Law of 20 December 2002 on the amicable recovery of debt or as defined in §13 of the German Civil Code (Bürgerliches Gesetzbuch);

1.4	the Obligor is not a connected company (verbonden vennootschap/ société liée) as defined in Article 11 of the Belgian Company Code, of the Originator, or a verbundenes Unternehmen pursuant to §15 of the German Act on Stock Corporations (Aktiengesetz) of the Originator;

1.5	the Seller has full ownership of the Receivable;

1.6	the Receivable is a receivable due by an Obligor with which an Originator has entered into a contract of sale or from which the Originator has accepted a purchase order;

1.7	the Receivable constitutes a collection obligation which is legally valid, enforceable and unconditional other than conditional on the performance of the contract;

1.8	the Receivable arises from an agreement complying with the mandatory rules of the law of the Originator with which the Obligor has entered into a contract of sale or purchase order (the Relevant Originator) and of the Obligor;

1.9	the Receivable is generated in the ordinary course of business of the Relevant Originator;

1.10	the Receivable is free from any privilege, surety or charge;

1.11	the Obligor is not a company belonging to the ING group;

1.12	the Receivable is the Receivable with regard to which, at the time of sale, there is no dispute or litigation or which, in the view of the Seller and the Servicer, is not likely to be the subject of a dispute or litigation;

1.13	the Receivable is represented by an invoice;

1.14	the Obligor is not an exclusive distributor of the products of the Relevant Originator, nor a franchisee;

1.15	the Obligor is not in state of suspension of payments, legal settlement with creditors, bankruptcy or subject to protests or attachments;

1.16	the Obligor is not a government or a public entity, and the Receivable did not arise in connection with a contract which is subject to public procurement laws and regulations, except if no specific transfer formalities or restrictions apply for the transfer of this type of Receivable in the jurisdiction of the Obligor and provided that the portion of Purchased Receivables towards governments or public entities taken as a whole does not represent more than 10% of the Global Portfolio;

1.17	the contractual term for payment does not exceed (i) for the Obligors which are not Conical Obligors, 150 days from the date of invoice and (ii) for the Conical Obligors, 364 days from the date of invoice;

1.18	the terms of contract do not require the consent of the Obligor to assign the Receivable, except when such consent is needed, such consent has been obtained, and there is no other restriction to the assignability of the Receivable;

1.19	the Receivable satisfies the Seller’s credit policy and the general sale conditions of the Relevant Originator;

1.20	the Receivable does not carry interest (other than, as the case may be, late payment interest);

1.21	the Receivable is a Receivable for which any licences, approvals or registration procedures that may be necessary have been obtained, given or effected in a satisfactory manner, and this as long as the Receivable is outstanding;

1.22	the Receivable did not originate from the resale of products which had been acquired by the Relevant Originator subject to a reservation of title, unless the reservation of title has lapsed already due to the payment of the original acquisition price;

1.23	the Receivable does not represent claims in connection with the execution by the Relevant Originator of a contract which is partly subcontracted to a third party;

1.24	no bill of exchange, promissory note or other negotiable instrument has been issued in respect of the Receivable, except if that bill of exchange or promissory note has immediately been endorsed to the Purchaser or, in relation to French Receivables and Spanish Receivables, except if first approved in writing by the Purchaser, no bill of exchange promissory note or other negotiable instrument has been transmitted or endorsed in respect of the receivable to the benefit of a third party (other than the Purchaser);

1.25	the Receivable is not a receivable on an Obligor who has to pay in advance or who pays cash;

1.26	the Obligor of the receivable is not an agent of the Relevant Originator acting on a commission basis (as opposed to an agent acting as principal and on a full price basis);

1.27	the Receivable is governed by the law of the jurisdiction of incorporation of the Relevant Originator;

1.28	the Receivable is expressed and payable in Euro or GBP. Any new currency shall be submitted to the written approval of the Purchaser or Transaction Administrator on its behalf. The Purchaser and the Transaction Administrator on its behalf reserve the right at any time after having informed the Seller to exclude any of the above-mentioned currencies;

1.29	the Receivable ensues solely from the delivery of goods and/or services already provided;

1.30	the Receivable is a Receivable for which, on the Purchase Date, the Relevant Originator (i) will have performed all the required obligations, and (ii) will not have undertaken any action that may affect the rights of the Purchaser in relation to the Receivable or that may affect its validity, its legality or its enforceable nature;

1.31	the Receivable does not arise from the provisions of services performed on behalf of the French Originator by a third party under a sub-contract qualifying as sous-traitance pursuant to the provision of French law n°75-1334 dated 31 December 1975;

1.32	in relation only to Receivables towards the Conical Obligors, the Receivable is covered under the Credit Insurance Contract, and

1.33	with respect to Receivables towards the Conical Obligors, the purchase of such Receivables does not make the Outstanding Global Conical Receivables exceed the Outstanding Global Conical Receivables Limit.

If the Receivable is an Ineligible Receivable for Purchase at the time it arises, it will be purchased and assigned under this Agreement as soon as it becomes Eligible for Purchase, i.e. as soon as the purchase of such Receivable will not make the Outstanding Global Conical Receivables exceed the Outstanding Global Conical Receivables Limit. Such Eligible Receivables for Purchase are purchased, transferred and assigned in the order in which they came into existence (the oldest receivable first) until again the limit is exceeded.

2.	ELIGIBILITY CRITERIA FOR CALCULATION OF GIPP

The Receivables that qualify for calculation of GIPP are the Receivables:

2.1	that qualify for purchase;

2.2	that do not cause the relevant Obligor to become an Important Obligor (defined in Clause 2.2.1 of this enclosure), or if they do so that the relevant Obligor is listed in Clause 2.2.3 below and that the Receivables do not cause that Obligor’s concentration limit mentioned therein to be exceeded.

2.2.1	No Obligor may represent more than a percentage of the Portfolio equal to 1/5 of the Default Reserve Floor (any Obligor in excess thereof being an “Important Obligor”), except for those Obligors for whom a specific concentration limit will be determined.

2.2.2	The Purchaser and the Transaction Administrator on its behalf reserve the right at any time after having informed the Seller to decide to exclude an Obligor or to modify its concentration limit. Such decision shall only become effective for the calculation of GIPP in relation to Purchased Receivables that arise after the Cut-off Date following such decision.

2.2.3	For calculating the limit for being an Important Obligor it will be taken into account the sum of the Purchased receivables of all the Obligors of the Global Portfolio belonging to the same group.

2.2.4	The initial list of the Important Obligors (listed per group) as well as their concentration limit are the following (these limits are expressed as a percentage of the sum of the Outstanding Nominal Values of all Receivables from time to time forming part of the Combined Portfolio on a pro rata basis). The concentration limits on Ineos and Croda shall expire on [27 April 2007], except if the Transaction Administrator confirms in writing to the Seller that such limit is extended. Such extension shall not exceed one month: [to be reviewed]

Important Obligor	Limit
BASF	Default Reserve Floor * Combined Portfolio
BAYER	50% * Default Reserve Floor * Combined Portfolio
DOW CHEMICAL	50% * Default Reserve Floor * Combined Portfolio
ICI	50% * Default Reserve Floor * Combined Portfolio
EXXON MOBIL	Default Reserve Floor * Combined Portfolio
INEOS	1/5 of Default Reserve Floor * Combined Portfolio + a Special Limit of EUR 500,000
CRODA	1/5 of Default Reserve Floor * Combined Portfolio + a Special Limit of EUR 1,000,000
Shell	Default Reserve Floor * Combined Portfolio
Total Fina Elf	Default Reserve Floor * Combined Portfolio Y
BP	Default Reserve Floor * Combined Portfolio
DSM	50% * Default Reserve Floor * Combined Portfolio

2.2.5	Any change to the initial list of the Important Obligors shall be submitted to the written approval of the Purchaser.

2.3	which have not been the subject of a payment extension in excess of 60 days over the period stipulated in the underlying contract; no postponement is permitted when the due date is evidenced by a bill of exchange, promissory note or other negotiable instrument;

2.4	which are not Defaulted Receivables, i.e.:

2.4.1	which have not become past due for more than 60 days, taking into account a possible payment extension as provided for in Clause 2.3 of this Enclosure; or

2.4.2	which, in accordance with the Seller’s credit policy, have not been registered as doubtful receivables and accordingly provisioned by the Seller; or

2.4.3	of which the Obligor has not become bankrupt or insolvent;

2.5	of which the Obligor is not the Obligor of Defaulted Receivables which exceed 15% of the sum of the Outstanding Nominal Value of all Purchased Receivables on this Obligor;

2.6	of which the Obligor is not the Obligor of Purchased Receivables with Set-Off Arrangements which exceed 3 per cent of the Global Portfolio;

2.7	which, if expressed in GBP does not cause the sum of the Outstanding Nominal Value of all Purchased Receivables included in the Global Portfolio and denominated in such currencies to exceed on a Settlement Date 40%.

The Purchaser and the Transaction Administrator on its behalf reserve the right at any time after having informed the Seller to modify within 3 Business Days’ notice any of the above-mentioned limits.

ENCLOSURE II

TEMPLATE

Template

ENCLOSURE III

TRANSACTION ADMINISTRATOR REPORT

Transaction Administrator Report

To be sent to the Seller by fax or by electronic mail on the Calculation Date before 4 pm Brussels time

Calculation Date :         /        /

Settlement Date:         /        /

Reserve rate applicable for this Settlement Date	:	%

Portfolio (cf Clause 4.1.1)	:

Opening GIPP	:

Initial Purchase Price (cf Clause 7)	:

Deferred Purchase Price	:

Global Initial Purchase Price (cf Clause 7)	:

Global Portfolio (cf Clause 4.1.1)	:

Global Deferred Purchase Price	:

Instalment of GDPP to be paid (cf article 13.2.10)	:

Charges (Enclosure VII)	:

• Costs	:

• Funding Costs	:

• Administration fee	:

• Concentration fee	:

• Dilution fee	:

• Servicing fee	:

Balance of the Current Account	:

in favour of	:

Next Settlement Date.	:

ENCLOSURE IV

PART I - CALCULATION OF THE PURCHASE PRICE

1. General principles

Based on the data provided by the Originator in accordance with Clause 4.1 (the “Data”), the Transaction Administrator shall calculate the purchase price for the Portfolio and the amounts of the other items included in clauses 6, 7, 8, 10, 11, 12, 14, and 21 of the Agreement on the basis of the calculation principles listed in this Enclosure IV.

After having checked the consistency of the Data, the Transaction Administrator shall on each Calculation Date compute the following payments and internal allocations as defined in subheading 3 below and Enclosure IV, Part II.

A.	The Eligible Receivables for Calculation of the GIPP

B.	The Total Reserve Rate

C.	The Theoretical Global Initial Purchase Price and the Theoretical Global Deferred Price

D.	The variation of the GIPP

E.	the Available Amount

F.	The Deferred Purchase Price and Initial Purchase Price

G.	The Global Initial Purchase Price and the Global Deferred Purchase Price

In case of bi-monthly settlements, the Transaction Administrator shall calculate the Total Reserve Rate only on one out of two consecutive Calculation Dates and this on the basis of the aggregated Data of the Data Period and the Preceding Data Period (totalling a period of one month).

Said calculated Total Reserve Rate shall be applied for two consecutive Calculation Dates, including the Calculation Date on which said Total Reserve Rate is calculated.

2. Applying the Available Amount

Subsequent to performing the calculations listed above, the Transaction Administrator shall apply the Available Amount to the relevant payments or internal allocations in accordance with the applicable order of priority included in clause 11 of the Agreement.

3. The calculation principles

A. The Eligible Receivables for Calculation of the GIPP

On the basis of the provided Data, the Transaction Administrator shall calculate the Eligible Receivables for Calculation of the GIPP (the “E.R.C.G.”) in accordance with paragraph 2 of Enclosure I of the Agreement.

B. The Total Reserve Rate

The Total Reserve Rate (“R”) is the sum of the Default Reserve Rate, the Dilution Reserve Rate, the Yield Reserve Rate and Other Reserves Rate (if any) and shall be calculated in accordance with the calculation methods listed hereinafter.

B.1. The calculation method for the Default Reserve Rate

The Default Reserve Rate is the higher of

•	the Default Reserve Floor; and

•	Default Ratio * Loss Horizon Ratio * the Default Stress Factor

where:

•	The ‘Default Reserve Floor’ is the minimum - expressed as a percentage- level of the ‘Default Reserve Rate’.

•

The ‘ Default Stress Factor’ is a multiplier set in function of targeted credit rating for the Default Reserve Rate, in accordance with Standard & Poor’s (“S&P”) methodology. The applied Default Stress Factor is listed in Enclosure IV, Part II.

•	The ‘Default Ratio’ is the greatest three-month moving average of the Monthly Default Ratio over the previous 12 months.

•	The ‘Monthly Default Ratio’ is calculated as follows:

Defaulted Receivables Proxy

_________________________________________________________

Sales Generating the Defaulted Receivables Proxy

•	Where

•

the “Defaulted Receivables Proxy” includes the receivables between W and W plus 30 days past due; “W” is determined by the Transaction Administrator in accordance with a decrease in the probability of payment of the aged receivables. The applied “W” is listed in Enclosure IV, Part II.

•

The “Sales Generating the Defaulted Receivables Proxy” are the sales of the Data Period during which the receivables included in the Defaulted Receivables Proxy were generated; i.e. the sales generated in the Data Period which ended on or about “X” days before the Cut Off Date of the relevant Calculation Date.

•

“X” is equal to the rounding up or down to the closest multiple of 30 of the sum of (i) the Weighted Average Contractual Payment term of the purchased receivables (in days)-as determined by the Transaction Administrator following the initial due diligence and reviewed during (and possibly adjusted as a result of) the annual due diligence and/or the due diligence carried out in accordance with Clause 16.1.3.(B) of this Agreement–and (ii) W. The applied Weighted Average Contractual Payment Term is listed in Enclosure IV, Part II.

•	The Loss Horizon Ratio of a Data Period is calculated as follows:

Cumulated monthly sales over the Adjusted Loss Horizon * Loss Rolling

Sales Adjustment Factor

________________________________________________________________

E.R.C.G.

where

The “Adjusted Loss Horizon” is equal to the rounding up or down of the Loss Horizon to the closest multiple of 30.

The “Loss Horizon” is equal to “Y” increased with 30 days.

“Y” is equal to the sum of (i) the Weighted Average Contractual Payment Term, and (ii) the period from the due date until the receivables are no longer eligible for the calculation of the GIPP in accordance with paragraph 2 of Enclosure I.

The “Loss Rolling Sales Adjustment Factor” is equal to the Loss Horizon divided by the Adjusted Loss Horizon.

B.2. The calculation method for the Dilution Reserve Rate

The Dilution Reserve Rate is the sum of the Dynamic Dilution Reserve Rate and the Non-Stressed Dilution Reserve Rate.

B. 2.1 The Dynamic Dilution Reserve Rate is the higher of

•	the “Dilution Reserve Floor”; and

•	[(Dilution Stress Factor * Expected Dilution) + Dilution Volatility Factor ] * Dilution Horizon Ratio,

where:

•	The Dilution Reserve Floor is the minimum - expressed as a percentage - level of the ‘Dynamic Dilution Reserve Rate’;

•

The “ Dilution Stress Factor” is a multiplier set in function of targeted credit rating for the Dilution Reserve Rate in accordance with S&P’s methodology. The applied Dilution Stress Factor is listed in Enclosure IV, Part II;

•	The “Expected Dilution” corresponds to the average of the Monthly Dilution Ratio over a 12 month period;

•	The Monthly Dilution Ratio is calculated as follows:

Dilution of the Data Period

_________________________________________________

Sales generating the Dynamic Dilution of the Data Period

•	where:

•

the “Sales generating the Dilution of the Data Period” are the sales generated in the Data Period to which the Dilution of the Data Period of the relevant Calculation Date is related, i.e. the sales generated in the Data Period which ended on or about “Z” days before the Cut Off Date of the relevant Calculation Date.

•

“Z” is equal to the rounding up or down to the closest multiple of 30 of the average period between the issuance of an invoice and the issuance of a related credit note (or equivalent) as determined by the Transaction Administrator following the initial due diligence and reviewed during (and possibly adjusted as a result of) the annual due diligence and/or the due diligence carried out in accordance with Clause 16.1.3.(B) of this Agreement. The applied “Z” is listed in Enclosure IV, Part II.

The Dilution Volatility Factor is calculated as follows

Deviance * Gross up Factor

where:

•

The “Deviance” is the amount by which the maximum over the previous 12 months of the moving average over the Dilution Horizon of the Monthly Dilution Ratio (“Dilution Spike”) exceeds the Expected Dilution.

The Deviance is calculated as follows:

Dilution Spike – Expected Dilution

•	The “Gross up Factor” is calculated as follows:

Dilution Spike

______________________________

Expected Dilution

•	The Dilution Horizon Ratio is calculated as follows:

Sum of the monthly sales over the Adjusted Dilution Horizon *

Dilution Rolling Sales Adjustment Factor

______________________________________________________

E.R.C.G.

where:

•	The “Adjusted Dilution Horizon” is equal to the rounding up or down of the Dilution Horizon to the closest multiple of 30.

•	The “Dilution Horizon” is equal to “Z” increased with 30 days.

•	The “Dilution Rolling Sales Adjustment Factor” is equal to the Dilution Horizon divided by the Adjusted Dilution Horizon.

B.2.2. The Non-stressed Dilution Rate

The “Non-Stressed Dilution Rate” amounts to the non-stressed outstanding dilution figures (e.g. outstanding bonuses) reported in the Data divided by the E.R.C.G.

B.3. The calculation method for the Yield Reserve Rate

The Yield Reserve Rate is the higher of

•	the Yield Reserve Floor; or

•	the Yield Reserve Rate.

where the Yield Reserve Rate amounts to sum of the Reserve Rate for Costs and Reserve Rate for the Backup Servicing Fee.

B.3.1. Reserve Rate for Costs

where:

•	The “Reserve Rate for Costs” is equal to

[(a+b+c+d)* Assumed Liquidation Period]/ E.R.C.G

where

“a” is calculated as follows:

[(EURIBOR stress factor * EURIBOR) + Applicable Margin] * Maximum Financed Amount

where

•	The Applicable Margin is listed in Enclosure VI.

•	The applied EURIBOR stress factor is listed in Enclosure IV, Part II.

•	The Maximum Financed Amount is the lower of:

•	Maximum Programme Amount; or

•	(1- sum of the (i) Default Reserve Floor, (ii) Dilution Reserve Floor, (iii) Yield Reserve Floor and (iv) the Other Reserve Floor (if any)) * E.R.C.G.

“b” is calculated as follows:

Administration Fee Rate * Global Portfolio * 30/360

The applied Administration Fee Rate is listed in Enclosure VI.

“c” is calculated as follows:

Commitment Fee Rate * (Maximum Programme Amount as applicable on the preceding Calculation Date – Opening GIPP) * 30/360 where:

•	The applied Commitment Fee Rate is listed in Enclosure VI.

•	The “Opening GIPP” is equal to the GIPP of the previous Data Period as stated in the Transaction Administrator Report.

“d” is calculated as follows:

Sum for each Important Obligor listed in clause 1.2 of the Eligibility Criteria for Calculation of the GIPP of the following result:

(Amount for Fee * Concentration Fee Rate)

where:

•	the Amount for Fee is defined in Enclosure IV, Part II.

•	the Concentration Fee Rate is listed in Enclosure VI.

the “Assumed Liquidation Period” is calculated as follows:

(Liquidation Stress Factor * D.S.O.) / 30

where the “Liquidation Stress Factor” is a multiplier set in function of the required credit rating for the Yield Reserve Rate in accordance with S&P’s methodology. The applied Liquidation Stress Factor is listed in Enclosure IV, Part II.

B.3.2. The Reserve Rate for the Backup Servicing Fee

•	The “Reserve Rate for the Backup Servicing Fee” is calculated as follows

Assumed Liquidation Period * Backup Servicing Fee Rate for the Yield Reserve * Global Portfolio * 30/360

where:

•	The “Backup Servicing Rate Fee for the Yield Reserve” is listed in Enclosure IV, Part II.

C. The Theoretical Global Deferred Price (the “ThGDPP”) and the Theoretical Global Initial Purchase Price (the “ThGIPP”)

C.1. The Theoretical Global Deferred Purchase Price (the “ThGDPP”)

The ThGDPP is the sum of the following elements:

•	The “ Ineligible Receivables for calculation of the GIPP” which is obtained by subtracting the E.R.C.G. from the Global Portfolio;

•

The “Reserve in Eligible Receivables for financing” which is the sum of the Default Reserve Rate, the Dilution Reserve Rate, the Yield Reserve Rate and Other Reserve Rate (if any) applied to the E.R.C.G.;

•	An “Additional Reserve” which is the maximum between zero and the result of the following calculation:

[(E.R.F.* (1-R) – Maximum Programme Amount)]

C.2. The Theoretical Global Initial Purchase Price (the “ThGIPP”) applicable to the current Data Period.

The ThGIPP is equal to the lower of the following amounts:

•	E.R.C.G. *[1-R]; or

•	the Maximum Programme Amount.

D. The variation of the GIPP

The “Variation of the GIPP” is calculated as follows:

Variation of the GIPP = ThGIPP – Opening GIPP

•	In case the variation of the GIPP is greater than zero, said result will be referred to as the “Increase of GIPP”.

•	In case the variation of the ThGIPP is less than zero, said result will amount be referred to as the “Decrease of the GIPP”.

E. The Available Amount

The Available Amount is equal to the sum of the following items

•	the Total Collections of the Data Period;

•	Indemnities to be paid by the Originator and/or Servicer (if any);

•	the Increase of the GIPP (if any).

F. The Deferred Purchase Price (the “DPP”) and the Initial Purchase Price (the “IPP”)

The DPP is calculated as follows:

DDP = Portfolio – IPP

where

•

the IPP is equal to the part of the Available Amount that could be allocated to the payment of the Minimum Initial Purchase (the “MinIPP”) and the Incremental Initial Purchase Price (the “IncrIPP”) in accordance with clause 11 of the Agreement.

•	the MinIPP is calculated as follows:

MinIPP = ThIPP * (1-MaxDPPrate)

where

•	The applied MaxDPPrate is listed in Enclosure IV, Part II

•	The Theoretical Initial Purchase Price (the “ThIPP”) is calculated as follows

ThIPP= Portfolio * (1-R)

•	The IncrIPP is calculated as follows

IncrIPP = ThIPP – MinIPP

G. The Global Initial Purchase (the “GIPP”) and the Global Deferred Purchase Price (the “GDPP”)

The GIPP is calculated as follows

GIPP(t) = Opening GIPP + IPP – allocation to the Decrease of the GIPP

For the first Calculation Date the Opening GIPP amounts to zero and the GIPP is equal to the IPP

The GDPP is calculated as follows

GDPP = Global Portfolio – GIPP

PART II – CALCULATION SPECIFICS AND APPLIED PARAMETERS FOR THE

CALCULATION OF THE PURCHASE PRICE

1.	Applied variables for the calculation of the purchase price

Backup Servicing Fee for the Yield Reserve Rate means 40 bps per annum.

Default Reserve Floor means 13%.

Default Stress Factor means 2.25%.

Dilution Reserve Floor means 0%, as long as the Monthly Dilution Ratio, as calculated in accordance with Enclosure IV, is lower than 3.29%, and 4 % thereafter.

Dilution Stress Factor means 2.25%.

Liquidation Stress Factor means 2%.

MaxDPPrate means 50%.

Other Reserves Rate(s) means 0.

Weighted Average Contractual Payment Terms means 80 days.

W means 90 days.

X means 180 days.

Y means 140 days.

Yield Reserve Floor means 1%.

Z means 30 days.

2.	Calculation Specificities

1.	The calculation specificities listed hereafter modify and/or complete the standard calculation principles listed in Enclosure IV:

•	Subject to Clause 17.2 e) of this Agreement, settlements occur on a bi-monthly basis;

•	Total Reserve Rate and the Important Obligors are calculated on the basis of the Data of the Combined Portfolio;

•	All other calculations shall be made solely on the basis of the Data relating to the Programme.

2.	If the Monthly Dilution Ratio, as calculated in accordance with Enclosure IV is lower than 3.29%, the Dilution Reserve Rate will be reduced with a percentage equal to EUR 4,500,000.00 / E.R.F. The Dilution Reserve Rate applicable to the Global Portfolio was calculated as follows:

(EUR 4,500,000.00/E.R.F.)* (Global Portfolio/Combined Portfolio

If the Monthly Dilution Ratio, as calculated in accordance with Enclosure IV is higher than 3.29%, the Dilution Reserve Rate will be applicable.

The Dilution Fee will be included in the Transaction Administrator Report under the heading “Concentration Fee”.

ENCLOSURE V

DESCRIPTION OF CREDIT AND COLLECTION POLICIES OF THE SELLER

Description of Credit Policies of the Seller

ENCLOSURE VI

CHARGES AND OTHER COSTS

1.	Definitions

Administration Fee Rate means the fee as specified in the Fee Letter [and supported by the Seller, deducted from the Total Collections and remitted to the Programme Administrator to cover the administration of the Programme].

Applicable Margin means the applicable margin as specified in the Fee Letter.

Backup Servicing Fee means the backup servicing fee as defined in the Servicing Agreement.

Charges means the sum of (i) the Backup Servicing Fee; (ii) the Costs and (iii) the Servicing Fee, including any value added tax payable by the Purchaser with respect to any Servicing Fee payable under this Agreement.

Charges Period means each successive period from and including a Settlement Date to but not including the next following Settlement Date, or such shorter period as the Transaction Administrator may notify following the occurrence of any of the events listed in Clauses 17 or 18.

Commitment Fee Rate means the commitment fee as specified in the Fee Letter.

Concentration Fee Rate means the concentration fee as specified in the Fee Letter [and incurred by the Seller, deducted from the Total Collections and remitted to the Transaction Administrator to cover the risk supported by the Purchaser on Important Obligors as specified in paragraph 2.2.3 of Enclosure I],

Costs means the sum of the (i) the Funding Cost; (ii) the Administration Fee (iii) the Commitment Fee; and (iv) the Concentration Fee and (iv) the Dilution Fee.

Dilution Fee Rate means the fee rate as specified in the Fee Letter.

EURIBOR means in relation to any Purchase, the rate for deposits in Euro for a period equal to the required period, which appears on the Reuters Index Page “Euribor 01” (or such other page on that service or such other service as may, in the Transaction Administrator’s determination, replace it for the purposes of displaying such rate) as of 11:00 a.m., Brussels time, on the relevant quotation date. If such rate does not appear on the Reuters Index page Euribor 01, the rate for that period will be determined on the basis of the rates at which deposits Euro are offered by the reference banks at approximately 11:00 a.m., Brussels time, on the relevant quotation date to prime banks in Euro-zone interbank market for a period equal to the period considered and for deposits in an amount comparable to the amounts concerned.

Funding Rate means Applicable Margin + EURIBOR.

Servicing Fee Rate means 0.06 % per annum.

Backup Servicing Fee as defined in the Servicing Agreement.

2.	Method of calculation applicable to Charges and Costs

(a)	For each Charges Period, the Charges shall be calculated as follows:

(i)	Funding Costs = the Funding Rate * by GIPP as of the previous Calculation Date * number of days in the current Charges Period / 360 days;

(ii)	Servicing Fee = the Servicing Fee Rate * the Combined Portfolio as of the previous Calculation Date * number of days in the current Charges Period / 360 days* Global Portfolio/Combined Portfolio;

(iii)	Backup Servicing Fee (if any) = Backup Servicing Fee Rate * the Combined Portfolio as of the previous Calculation Date * number of days in the current Charges Period / 360 days * Global Portfolio/Combined Portfolio;

(iv)	Administration Fee = Administration Fee Rate* the Combined Portfolio as of the previous Calculation Date * number of days in the current Charges Period / 360 days* Global Portfolio/Combined Portfolio;

(v)	Commitment Fee = the Commitment Fee * Global Portfolio/Combined Portfolio.

the Commitment Fee is calculated as follows:

the Maximum Programme Amount * Commitment Fee Rate * number of days in the current

Charges Period/360 days.

(vi)	Concentration Fee: Concentration Fee Rate * Concentration Limit * number of days in the current Charges Period / 360 days;

(vii)	Dilution Fee = EUR 4,500,000.00.

(b)	In accordance with Enclosure IV, the Charges will (i) start accruing from the first Settlement Date; (ii) will be payable in arrears on each Settlement Date; and (iii) be deducted from the Total Collections according to the priority of allocation defined in Clause 11 and Enclosure IV.

(c)	The selection of the source of funding shall in all events be in the sole discretion of the Purchaser.

3.	Other costs

Other Costs means the other net costs incurred by the Purchaser from time to time to enable it to conduct its activities and to perform its duties under this Agreement.

Other Costs in particular include:

•	(the expenses of registration from time to time of the Dutch Pledge with the Dutch tax authorities;) (if applicable)

In addition to the rights of indemnification granted to the Purchaser, the Transaction Administrator and the Indemnified Parties under Clause 21 hereof, the Seller agrees to pay on demand all reasonable costs and expenses of the Transaction Administrator incurred in connection with the preparation, execution, delivery, administration (including periodic auditing as envisaged in Clause 16.1.3. hereof), amendment or modification of, or any waiver or consent issued in connection with, this Agreement and the other documents to be delivered hereunder or in connection herewith, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Transaction Administrator with respect thereto, and with respect to advising the Purchaser, and the Transaction Administrator as to their respective rights and remedies under this Agreement and the other documents to be delivered hereunder and thereunder or in connection herewith and therewith, and all out of pocket costs and expenses, if any (including reasonable counsel fees and expenses), incurred by the Transaction Administrator and the Purchaser in connection with the enforcement of this Agreement and the other documents to be delivered hereunder and thereunder or in connection herewith and therewith, including any restructuring or workout of this Agreement, or such documents, or the administration of this Agreement following a Termination Date.

ENCLOSURE VII

COMPLIANCE CERTIFICATE

Compliance Certificate

Reference is made to that certain Receivables purchase Agreement dated as of [...] (as modified and supplemented and in effect from time to time, the “Receivables Purchase Agreement”) between Greif Coordination Center BVBA (the “Seller”) and TNG Belgium S.A. (the “Purchaser” and the “Transaction Administrator”) and Greif Belgium BVBA (the “Servicer”).

Capitalised terms used herein have the meanings ascribed thereto in the Receivable Purchase Agreement.

Pursuant to Section 18 of this Agreement, the undersigned hereby certifies that to the best of my knowledge and belief, the Seller is not in default as stated under 18.1.3 (m) and (o).

In witness whereof, I have hereunto set my hand and seal of the Seller this [...]

ENCLOSURE VIII

SPANISH NOTARISATION PROCEDURE

The transfer of Eligible Receivables for Purchase that are Spanish Receivables will take place in accordance with the terms and conditions of the agreement and will be governed by Belgian law. In addition, the steps and procedure as described below will be followed for the transfer of such Receivables.

Part A

Spanish Notarisation Procedure

The assignment of each Spanish Receivable by the Seller to the Purchaser shall be completed in accordance with Article 1526 of the Spanish Civil Code.

The Purchaser and the Seller agree that, subject to the operational procedure set out in Clauses 4 and 5 of the Agreement, the compliance with the terms and conditions contained therein will result in the transfer (cesión) of all the relevant Seller’s title to and rights and interest in the relevant Spanish Receivables.

However, the Purchaser and the Seller agree that the transfer and assignment (cession) shall be effective (including but not limited to effects for Spanish law purposes) between the relevant Seller and the Purchaser on the corresponding Purchase Date, and that such Purchase Date shall be specified in the relevant Confirmation of Transfer Deed.

Part B

Procedure

Neither the Seller, nor the Purchaser shall follow any other specific procedures for the transfer of the Spanish Receivables to the Purchaser other than the procedure described or contemplated in this Agreement and in the Confirmation of Transfer Deed.

In order to identify the Spanish Receivables that are transferred and the purchase price for such transfer, the following documents shall be delivered:

(a)	on the Transmission Date:

(i)	a detailed ageing list of the Receivables transferred during the relevant Data Period and including the Spanish Receivables and the list of daily collection in accordance with Clause 4.2 of this Agreement;

(ii)	the list of invoices representing all Receivables (including Spanish Receivables) sold during the relevant Data Period in accordance with Clause 4.2 of this Agreement.

(b)	on the Calculation Date:

the Transaction Administration Report in accordance with Clause 4.3 of the Agreement that will contain the IPP and DPP for all Receivables sold during the Relevant Period and that will be allocated proportionally to the Spanish Receivables transferred during such Data Period in accordance with Clause 7.3 of the Agreement.

ANNEX TO ENCLOSURE VIII - NOTARIAL DEED

CONFIRMATION OF TRANSFER

In [•], my residence, on the [•], 200 [7].

Before me, [•], Notary Public of [•] and of its Bar.

APPEAR

OF ONE PART,

Mr [•], of legal age, [single/married], [profession], nationality, with domicile in [•], holder of [Spanish identity card/passport] number [•].

ON THE SECOND PART,

Mr [•], of legal age, [single/married], [profession], nationality, with domicile in [•], holder of [Spanish identity card/passport] number [•].

WHO ACT

The first one, on behalf of, [SELLER], with registered address in [full details to be completed], registered with the [Mercantile Registry of [•] at [full details to be completed], and Tax Identification Number (C.I.F.) [•]] / [full details to be completed] under number [full details to be completed] (hereinafter, the “Seller”). The attorney is acting [in conformity with a resolution of its Board of Directors of [•]] or [pursuant to the powers of attorney granted to him in a deed executed before the Notary Public [•], Mr. [•]].

And the second one, on behalf of PURCHASER, a company organised under [•] law, having its registered office at [•], registered with the [•], under n° [•], whose representative is [to be completed], duly authorised for the purpose of this Agreement (the “Purchaser]”).

WHEREAS

(A)	Pursuant to a receivables purchase agreement] dated [•], 2004 raised to a public deed before the Notary Public of [•], Mr. [•], on [date], (the “RPA”) executed between the Seller, the Purchaser and Greif Belgium BVBA as Servicer and governed by the laws of Belgium, the Purchaser has agreed, subject to the terms thereof, to purchase from the Seller the Purchased Receivables (as defined therein).

(B)	Pursuant to the RPA, the Seller has delivered to the Purchaser:

(a)	on the [insert relevant Transmission Date]:

(i)	a detailed ageing list of the Receivables transferred during the relevant Data Period and including the Spanish Receivables and the list of daily collection in accordance with Clause 4.2 of this Agreement;

(ii)	the list of invoices representing all Receivables (including Spanish Receivables) sold during the relevant Data Period in accordance with Clause 4.2 of this Agreement;

(b)	on the [insert relevant Calculation Date]:

the Transaction Administration Report in accordance with Clause 4.3 of the Agreement that will contain the IPP and DPP for all Receivables sold during the Relevant Period and that will be allocated proportionally to the Spanish Receivables transferred during such Data Period in accordance with Clause 7.3 of the Agreement in order to identify the receivables and their price, identified in Annex [•] hereto (the “Relevant Spanish Receivables”), and the Purchaser has agreed to purchase and to accept the assignment of the Relevant Receivables set forth in such documentation in accordance with the terms and conditions of the RPA.

Both parties hereby execute this Deed, as provided in the following:

CLAUSES

NOW IT IS HEREBY AGREED as follows:

CLAUSE 1.-

In this deed, capitalised terms defined in the RPA shall have the same meaning when used herein, unless otherwise defined.

CLAUSE 2.-

In accordance with the provision of Clause 5.2 of the RPA, the Seller hereby confirms the assignment in favour of the Purchaser of all its rights, actions and privileges that the former holds by virtue of the Relevant Spanish Receivables, and all related security relating or attached thereto, as described below, for a total amount as determined in Annex [•] hereto [determination of price].

The Relevant Spanish Receivables of which the assignment is confirmed by virtue of this execution document are those set out in the Annex [•] hereto [identification of each Receivable].

CLAUSE 3.-

This document will be part of the RPA, which will, therefore, be fully applicable to the assignment of the Relevant Spanish Receivables to which it refers.

CLAUSE 4.-

The Seller confirms to the Purchaser that each and all the representations and warranties established in Clause 15 of the RPA are still true and accurate in all material aspects, except for these representations or warranties which are already qualified as to materiality and for the representations and warranties under Clause 15.11 to 15.16 (including) of the RPA, which shall be true and correct at the date hereof and are confirmed and repeated by the Seller on the date hereof.

CLAUSE 5.-

The Seller acknowledges that the payment of the Purchase Price for the Relevant Spanish Receivables sold to the Purchaser has been made or will be made in accordance with the provisions set out in Clause 12 of the RPA.

After reading this notarial deed, the appearers agree to it, approve it, ratify it and sign with me, The Notary.

I give faith that I have identified the appearers by their aforementioned identity documents, and of all which has been agreed, to all necessary effects. This notarial deed has been executed on [•].

ANNEXES TO CONFIRMATION OF TRANSFER

ENCLOSURE IX

FRENCH RECEIVABLES TRANSFER PROCEDURE

Receivables Transfer Mode for the French Receivables

The Seller and the Purchaser shall follow the steps and procedure described below:

1.	Receivables Transfer Mode for the French Receivables

Each transfer of Receivable governed by French law from the Seller to the Purchaser shall be performed by way of a transfer document (acte de cession de créances professionnelles) complying with Article 313_23 seq. of the French Monetary and Financial Code (Code Monétaire et Financier) (formerly French law no. 81-1 dated 2 January 1981).

2.	Procedure

The Seller shall send to the Purchaser the original of the corresponding transfer document (acte de cession de créances) strictly complying with the Annex of this Enclosure IX. duly executed by the Seller, by no later than [12:00 a.m.] on each French Purchase Date (to the extent that the Seller owns French Receivables at this date).

A Computer File shall be delivered to the Purchaser with the said transfer document (acte de cession de créances).

By no later than [6:00 p.m.] (and in any case, after the purchase of Eligible Receivables for Purchase that are French Receivables has occurred under the Factoring Agreement between the Seller and the French Originator) on the relevant French Purchase Date, the Purchaser shall affix the date on the said transfer document (acte de cession de créances).

3.	Legal Consequences

Upon the dating of the transfer document (acte de cession de créances) by the Purchaser, the Eligible Receivables for Purchase which are French Receivables and all of the Seller’s title to, and rights and interest in, such Eligible Receivables for Purchase, together with the related associated rights and accessories, options, privileges, and interest linked to the Eligible Receivables for Purchase which are French Receivables shall thereupon be transferred to the Purchaser and such transfer shall be:

(a)	valid between the Purchaser and the Seller;

(b)	enforceable against the corresponding Obligors; and

(c)	enforceable against third parties,

in accordance with Article L. 313-23 seq. of the French Monetary and Financial Code (Code monétaire et financier) (formerly French law no. 81-1 dated 2 January 1981) and French Decree no. 81-862 dated 9 September 1981 and provided however that:

(i)	the corresponding Obligors may validly discharge their respective debts under the corresponding Purchased Receivables by making payment to the Seller until the Notice of Transfer in the form of Annex II is served to them; and

(ii)	the corresponding Obligors may assert all defences (including set-off) arising prior to the Notice of Transfer referred to in Sub-clause (i) above is served to them.

Notwithstanding any provision of Article L. 313-24 of the French Monetary and Financial Code (Code monétaire et financier) (formerly French law no. 81-1 dated 2 January 1981) and French Decree no. 81-862 dated 9 September 1981, the Seller shall be several (non solidaire) with the Obligors vis-à-vis the Purchaser in relation to the payment of the relevant Purchased Receivables.

ANNEX I TO ENCLOSURE IX – FORM OF FRENCH TRANSFER DOCUMENT

ACTE DE CESSION DE CRÉANCES PROFESSIONNELLES

(soumis aux dispositions des articles L. 313-23 à. L. 313-34 du Code monétaire et financier)

1°)	CÉDANT:

GREIF COORDINATION CENTER B.V.B.A., société de droit belge immatriculée au registre du commerce et des sociétés (RPM/RPR) de [•] sous le numéro [•], dont le siège social est situé Heidestatiestraat 38/1, 2920 Heide-Kalmthout, Belgique, représentée par [•], dûment habilité aux fins des présentes (le Cédant).

2°)	ÉTABLISSEMENT DE CRÉDIT CESSIONNAIRE:

ING BELGIUM S.A., société anonyme de droit belge, agréée en qualité d’établissement de crédit en Belgique par [•] et autorisée à effectuer des opérations de crédit en France, dont le siège social est situé Avenue Marnix 24, 1000 Bruxelles, Belgique immatriculée au Registre du Commerce et des Sociétés de [•] sous le numéro [•], représentée par [•], dûment habilité aux fins des présentes (le Cessionnaire).

Le présent Acte de Cession de Créances Professionnelles, établi conformément aux articles L. 313-23 et suivants du Code monétaire et financier (anciennement loi no. 81-1 du 2 janvier 1981), intervient en application des stipulations du contrat de cession rédigé en anglais et intitulé Receivables Purchase Agreement conclu en date du [•] entre, notamment, le Cédant et le Cessionnaire (le Contrat).

3°)	CRÉANCES CÉDÉES

Conformément aux articles L. 313-23 et suivants du Code monétaire et financier, les Créances Éligibles à l’Achat (Eligible Receivables for Purchase) qui sont des Créances Françaises (French Receivables) (tel que ce terme est défini dans le Contrat) sont cédées par un procédé informatique.

Le Fichier Informatique (Computer File) joint au présent Acte de Cession de Créances Professionnelles et portant la référence [•] identifie les Créances Éligibles à l’Achat (Eligible Receivables for Purchase) qui sont des Créances Françaises (French Receivables), générées par Greif France SAS entre le [•] et le [•] (inclus) [to insert first and last day of the preceding Data Period] et cédées ce jour au Cédant, que nous vous cédons.

Nombre de Créances Cédées:	________
Montant global de Créances Cédées:	________]*

DATE DE CESSION (apposée par le Cessionnaire): [à compléter]

CÉDANT	CESSIONNAIRE
GREIF COORDINATION CENTER	ING BELGIUM S.A.
B.V.B.A.,	Fonctions: [à compléter]
Par: [•]	Par: [•]

PJ:        Fichier Informatique (Computer File)

ANNEX II TO ENCLOSURE IX – FORM OF NOTICE OF TRANSFER

[En-tête de ING Belgium S.A.]

[nom du Dbiteur]

[adresse]

[place], le [date]

Lettre Recommandée avec Accusé de Réception

Monsieur,

Dans les conditions prévues par l’article L. 313-23 et suivants du Code monétaire et financier (anciennement Loi n°81-l du 2 Janvier 1981) et du Décret n°81-862 du 9 septembre 1981, [nom du Cédant] nous a cédé les créances suivantes dont vous êtes dêbiteur envers elle listées dans le document joint contenant pour chaque créance les informations suivantes:

•	Numéro Facture
•	Date d’Emission
•	Montant TTC
•	Date d’échéance

Conformément aux dispositions de l’article L.313-28 du Code monétaire et financier, nous vous demandons de cesser, à compter de la présente notification, tout paiement au titre des créances identifiées dans le tableau ci-dessus à [Greif France SAS].

En conséquence, le règlement de votre dette devra être effectué au profit de:

ING BELGIUM S.A. [ou autr entité désignée par elle], [par chèque / par virement] sur le compte dont les coordonnées sont les suivantes:

Code Banque :	[à compléter]
Code Guichet :	[à compléter]
Numéro de Compte :	[à compléter]
Clé Rib :	[à compléter]

Veuillez agréer, Monsieur, l’expression de notre considération distinguée.

ING BELGIUM S.A.
Nom:	[à compléter]
Fonctions:	[à compléter]

ENCLOSURE X

FRENCH RECEIVABLES RETRANSFER PROCEDURE

1.	Retransfer of Ineligible Receivables that are French Receivables

In the event that the provisions of Clause 5.2 shall apply, neither the Seller nor the Purchaser shall follow any other specific procedure than the following:

In this case:

(a)	the transfer of the relevant Ineligible Receivables that are French Receivables shall automatically and without any further formality terminated (résolu de plein droit) on the relevant French Purchase Date]; and

(b)	the Purchaser’s title to, and rights and interest in, the Ineligible Receivables that are French Receivables and, subject to Clause 5.3, the related associated rights and accessories, options, privileges, and interest linked to those Ineligible Receivables, shall be transferred to the Seller with effect as from the said French Purchase Date (effet rétroactif de la résolution).

2.	Retransfer of Purchased Receivables that are French Receivables pursuant to clauses 24.1 and 24.2

In the event that the Seller elects to repurchase Purchased Receivables that are French Receivables in accordance with Clause 24.1 or 24.2, the Seller and the Purchaser shall follow the steps described below:

(a)	The retransfer of the relevant Purchased Receivables that are French Receivables shall be governed by Articles 1250-1 seq. of the French Civil Code (subrogation conventionnelle).

(b)	The Purchaser shall deliver to the Seller a subrogation notice (quittance subrogative) with respect to the corresponding Purchased Receivables that are French Receivables (which shall be identified and individualised (désignées et individualisées) in the Computer File accompanying the corresponding subrogation notice), in the form set out as Annex to this Enclosure X to the Seller.

(c)	Simultaneously with the delivery of the subrogation notice (quittance subrogative) referred to in Sub-clause (b) above by the Purchaser, the Seller shall pay to the Purchaser the corresponding repurchase price calculated in accordance with clause 24.3.

(d)	Upon delivery of the subrogation notice (quittance subrogative) referred to in Sub-clause (b) above by the Purchaser and simultaneous payment of the corresponding repurchase price, the relevant Purchased Receivables that are French Receivables and all the Purchaser’s title to, and rights and interest in, such French Receivables, together with the related associated rights and accessories, options, privileges, and interest linked to these French Receivables, shall thereupon be transferred to the Seller and such transfer shall be:

(i)	valid between the Purchaser and the Seller; and

(ii)	enforceable against the corresponding Debtors; and

(iii)	enforceable against third parties,

as provided for under Articles 1250-1 seq. of the French Civil Code.

ANNEX TO ENCLOSURE X – FORM OF SUBROGATION NOTICE

[En-tête de ING Belgium S.A.]

QUITTANCE SUBROGATIVE

Au titre du versement du prix de rachat (repurchase price)] des Créances Achetées (Purchased Receivables) mentionné dans l’offre individuelle de rachat n°[•].

En vertu des stipulations du contrat de cession et de gestion de créances rédigé en anglais et intitulé Receivables Purchase Agreement en date du [•] (le Contrat) entre, notamment, Greif Coordination Center B.V.B.A. (le Cédant) et ING Belgium S.A. (le Cessionnaire).

Nous soussignés, agissant au nom et pour le compte du Cessionnaire,

Consentons à ce que:

Simultanément à la réception, ce jour, par Greif Coordination Center B.V.B.A. du paiement du prix de rachat (repurchase price) au titre des Créances Achetées (Purchased Receivables) mentionnées dans l’offre individuelle de rachat n°[à compléter] et désignées et individualisées dans le Fichier Informatique (Computer File) qui nous a été adressé par [•],

Greif Coordination Center B.V.B.A. se trouve, en vertu de la présente quittance subrogative, automatiquement subrogé, en vertu des articles 1250-1° et suivants du Code civil, dans tous les droits, actions, privilèges ou hypothèques du Cessionnaire contre les Obligés (Obligors) respectifs de chacune desdites créances, en ce compris les droits accessoires s’y rapportant.

Les mots et expressions en italique et commençant par une majuscule ont le sens qui leur est donné dans le Contrat.

Fait à [•], le [date]

ING Belgium S.A.
Par: [à compléter]
Fonctions: [à compléter]

ENCLOSURE XI

FORM OF NOTICE OF TRANSFER FOR PURCHASED RECEIVABLES OTHER THAN

FRENCH RECEIVABLES

[letterhead of ING BELGIUM S.A.]

[name of the debtor]

[address]

[place] [date]

Gentlemen,

Transfer of receivables

This is to give you notice that, pursuant to a Receivables Purchase Agreement dated 28 October 2004 (the “Agreement”), we have purchased and acquired all receivables owing from you to [NAME OF LOCAL ENTITY] as identified in the annexed document (the “Receivables”), as well as all the associated rights and accessories, options and interest linked to the Receivables.

Pursuant to the terms of the Agreement, you should in the future make all payments in connection with the Receivables exclusively to our account n° [•] opened with [•].

Yours sincerely,

ING BELGIUM S.A.

Annex: list of Receivables

ANNEX TO ENCLOSURE XI – LIST OF RECEIVABLES

Invoice number	Invoice date	Invoice amount	Due date